AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PLH GROUP, INC.

AMP MERGER SUB, INC.

PRIMORIS SERVICES CORPORATION

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Stockholder Representative

Dated as of June 24, 2022

Article I Definitions	1
1.1 Certain Definitions	1
1.2 Terms Defined Elsewhere in this Agreement	16
1.3 Other Definitional and Interpretive Matters	19
Article II The Merger; Closing	20
2.1 The Merger	20
2.2 Closing	20
2.3 Effective Time	20
2.4 Closing Deliveries of the Parties	21
2.5 Effects of the Merger	22
2.6 Subsequent Actions	22
2.7 Organizational Documents of the Surviving Corporation	22
2.8 Directors and Officers of the Surviving Corporation	22
2.9 Effect on Capital Stock	23
2.10 Effect on Stock Options, RSUs and PSUs	23
2.11 Dissenting Shares	24
2.12 No Further Rights of Transfers	24
Article III Merger Consideration	25
3.1 Paying Agent; Exchange Procedures; Closing Date Payments by Buyer	25
3.2 Determination of/Adjustment to Closing Per Share Consideration	27
3.3 Withholding	32
Article IV Representations and Warranties of the Company	32
4.1 Organization and Good Standing	32
4.2 Authorization of Agreement	33
4.3 Conflicts; Consents of Third Parties	33
4.4 Capitalization	34
4.5 Subsidiaries	34
4.6 Financial Statements	35
4.7 Absence of Certain Developments	36
4.8 Taxes	36
4.9 Real Property	39
4.10 Personal Property	40
4.11 Intellectual Property	40
4.12 Material Contracts	42
4.13 Employee Benefits Plans	44
4.14 Labor	46
4.15 Litigation	47
4.16 Compliance with Laws; Permits	47
4.17 Anti-Corruption and Anti-Bribery Laws	47
4.18 Environmental Matters	48
4.19 Insurance	48

(continued)

4.20 Customers and Suppliers.	49
4.21 Title to Sufficiency and Condition of Assets.	49
4.22 COVID-19	50
4.23 Affiliate Interests and Transactions.	50
4.24 Brokers	50
Article V Representations and Warranties of Buyer and Merger Sub	51
5.1 Organization and Good Standing	51
5.2 Merger Sub’s Operations	51
5.3 Authorization of Agreement	51
5.4 Conflicts; Consents of Third Parties	52
5.5 Litigation	52
5.6 Brokers	52
5.7 Sufficient Funds	52
5.8 Non-Reliance	53
Article VI Covenants	54
6.1 Access to Information	54
6.2 Conduct of the Business Pending the Closing	56
6.3 Regulatory Approvals	59
6.4 Further Assurances	61
6.5 Confidentiality	61
6.6 Indemnification, Exculpation and Insurance	61
6.7 Publicity	63
6.8 Conduct of Buyer Prior to the Closing	63
6.9 Employee Matters	63
6.10 Buyer’s Obligations in Respect of Financing	64
6.11 Company’s Obligations in Respect of Financing	67
6.12 Tax Matters	69
6.13 Stockholder Consent; Notices	69
6.14 R&W Insurance Policy	70
6.15 Section 280G	70
6.16 Exclusivity	71
6.17 Notification	71
Article VII Conditions to Closing	72
7.1 Conditions Precedent to Obligations of Buyer, Merger Sub, and the Company	72
7.2 Conditions Precedent to Obligations of Buyer and Merger Sub	72
7.3 Conditions Precedent to Obligations of the Company	73
7.4 Frustration of Closing Conditions	73
Article VIII Termination	73
8.1 Termination of Agreement	74

ii

(continued)

8.2 Effect of Termination	75
Article IX Miscellaneous	75
9.1 Survival	75
9.2 Expenses	76
9.3 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury	76
9.4 Entire Agreement	77
9.5 Amendments and Waivers	78
9.6 Notices	79
9.7 Severability	80
9.8 Binding Effect; Assignment	80
9.9 No Third-Party Beneficiaries	80
9.10 Legal Representation	81
9.11 Non-Recourse	81
9.12 Specific Performance	82
9.13 Release.	83
9.14 Counterparts	83
9.15 Stockholder Representative	83
9.16 Exculpation of Debt Financing Sources	86

Exhibits

Exhibit AForm of Stockholder Consent

Exhibit BForm of A&R Certificate of Incorporation

Exhibit CForm of A&R Bylaws

Exhibit DForm of Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2022, is entered into by and among (i) Primoris Services Corporation, a Delaware corporation (“Buyer”); (ii) Amp Merger Sub, Inc., a Delaware corporation (“Merger Sub”); (iii) PLH Group, Inc., a Delaware corporation (the “Company”); and (iv) Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”), solely in its capacity as the Stockholder Representative.

W I T N E S S E T H:

WHEREAS, the Company, Buyer and Merger Sub intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, among other things, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Buyer (the “Merger”);

WHEREAS, the respective boards of directors or other applicable governing body of Buyer, Merger Sub, and the Company have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has (i) recommended to the stockholders of the Company the adoption and approval of this Agreement and the Merger in accordance with the DGCL and (ii) resolved to promptly seek the written consent of certain stockholders of the Company who hold, in the aggregate, the requisite number of shares of the stock of the Company entitled to vote and necessary to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, under the DGCL (the “Stockholder Approval”) in the form attached hereto as Exhibit A (the “Stockholder Consent”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer to enter into this Agreement, each of the individuals listed on Schedule 1.1(a) of the Company Disclosure Schedules attached hereto has entered, or is entering, into an Employment Agreement and/or Restrictive Covenant Agreement, as applicable, with Buyer as set forth on Schedule 1.1(a) of the Company Disclosure Schedules.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accrued Income Taxes” means an amount, not less than zero, equal to the unpaid Income Taxes of the Acquired Companies for the taxable period (or portion thereof) ending on and including the Closing Date and the immediately preceding applicable Tax period (taking into account, but not in a manner that causes such unpaid Taxes to be below zero, any tax attributes available to be utilized in the applicable tax period at a “should” (or higher) level of confidence). Accrued Income Taxes shall be determined (i) except as otherwise required under applicable Law, based on the Acquired Company’s (as applicable) historical practices and procedures (including any elections, methods of accounting, and other filing positions) and only in jurisdictions where the Acquired Company (as applicable) has historically filed Tax Returns for Income Taxes or began doing business on or after January 1, 2021 (or otherwise changed its business practices) in such a manner as to require the filing of a Tax Return for Income Taxes in such jurisdiction for the taxable period (or portion thereof) ending on and including the Closing Date or the immediately preceding applicable Tax period; (ii) by taking all deductions resulting from the consummation of the Transactions into account in Pre-Closing Tax Periods (to the extent deductible in such Pre-Closing Tax Period at a “more likely than not” or greater level of confidence) and applying the seventy percent (70%) safe harbor election under Revenue Procedure 2011-29 to any “success based fees;” (iii) excluding any reserves for contingent Tax or uncertain Tax positions, including under GAAP; (iv) excluding any deferred Tax items, (v) taking into account all payments made by (or credits received in lieu thereof) the Acquired Companies prior to the Closing only to the extent that such payments have the effect of reducing (but not below zero) the particular current Income Tax liability in respect of which such payments were made, (vi) excluding any Income Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing, (vii) including, for the avoidance of doubt, both (A) all Taxes in respect of any income inclusion under Sections 951 and 951A of the Code with respect to income earned by a relevant foreign Acquired Company giving rise to such income inclusion in Pre-Closing Tax Periods (based on an interim closing of the books as of the Closing Date, treating the Closing Date as the last day of the applicable taxable period) and (B) all Taxes required to be paid by any Acquired Company following the Closing Date as a result of an election pursuant to Section 965(h) of the Code, and (viii) on a jurisdiction-by-jurisdiction basis, with no such per-jurisdiction determination being a negative number. Notwithstanding the foregoing, but without limitation to the foregoing, Accrued Income Taxes shall include any and all liability and exposure of any Acquired Company for Ohio Commercial Activities Tax in respect of any Pre-Closing Tax Period beginning with 2019.

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Adjustment Escrow Release Amount” means (a) the Adjustment Escrow Amount minus (b) the Net Negative Purchase Price Adjustment Amount (if any); provided that if this adjustment amount is a negative number, the Adjustment Escrow Release Amount will be $0.

“Adjustment Escrow Release Amount Per Share” means (a) the Adjustment Escrow Release Amount divided by (b) the Fully Diluted Shares.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Net Exercise Value” means an amount equal to the aggregate Net Exercise Value payable to all holders of In-the-Money Stock Options in accordance with Section 2.10(b).

“Aggregate Strike Price” means, for any Stock Option, the aggregate amount payable by the holder of such Stock Option in order to fully and validly exercise such Stock Option for all Common Shares issuable upon exercise thereof.

“Agreed Principles” shall mean (a) only to the extent consistent with GAAP, the accounting principles and practices applied in the unaudited consolidated balance sheet of the Company as of March 31, 2022, and (b) if not addressed in clause (a), GAAP. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, any working capital related to Air2, LLC shall be excluded from the calculation of Net Working Capital.

“American Rescue Plan” means the American Rescue Plan Act, Pub.L. 117-2 (117th Cong.) (Mar. 11, 2021), and any amendments thereof.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York are required or authorized to close.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as amended from time to time in accordance with their terms and conditions, as in effect on the date hereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Cash” means the aggregate amount of cash, cash equivalents, and marketable securities (in the case of cash equivalents and marketable securities, to the extent convertible to cash within 30 days) of the Acquired Companies calculated on a consolidated basis. For the avoidance of doubt, Cash shall (a) be reduced by (i) all checks, wires and drafts written by the Acquired Companies, but not cleared, (ii) all Restricted Cash, (iii) any security deposits, escrow or similar deposits held by third parties for the benefit of the Acquired Companies, (iv) any other deposits or cash held by third parties for the benefit of the Acquired Companies and (v) any payments made between the Measurement Time and Closing which are not captured as a deduction to Merger Consideration through either Current Liabilities in Net Working Capital, Company Transaction Expenses, or the Debt Payoff Amount, and (b) include the amount of any checks received by the Acquired Companies, but not cleared, and deposits in transit.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time in accordance with its terms and conditions, as in effect on the date hereof.

“Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided), accelerated payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits or other similar payments that any Acquired Company upon Closing, to the extent not paid as of the Measurement Time, will become obligated to pay (other than Company Transaction Expenses and Severance Obligations) to any employee or independent contractor of any Acquired Company or any Officer, Director or Manager as a result of the consummation of Transactions, regardless of whether such amounts are payable at or after Closing.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Cash” means Cash as of the Measurement Time.

“Closing Debt” means Debt as of the Measurement Time.

“Closing Per Share Consideration” means an amount in cash equal to the quotient of (x) (i) the Merger Consideration, minus (ii) the sum of (A) the Adjustment Escrow Amount, plus (B) the Expense Reserve Holdback Amount, divided by (y) the number of Fully Diluted Shares.

“Closing Transaction Expenses” means Company Transaction Expenses that are unpaid as of the Closing.

“Closing Working Capital” means Net Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

“Common Shares” means, collectively, the shares of Class A Common Stock, par value $0.01 per share, of the Company.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, equity option, restricted equity, phantom equity, equity-based, severance, change in control, retention, employee loan, employment, individual independent contractor, fringe benefit, retiree medical or life insurance plan, policy, agreement, program or arrangement sponsored or maintained by any Acquired Company for current or former employees of any Acquired Company, other than any Multiemployer Plan.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.2, Section 4.4, Section 4.5 and Section 4.24.

“Company Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company, as of the Closing.

“Company Transaction Expenses” means the following fees, costs and expenses incurred or subject to reimbursement by any Acquired Company, whether accrued or not, in each case in connection with the Transactions and not paid prior to the Closing: (a) all brokerage fees, commissions, finders’ fees and financial advisory fees; (b) all third-party fees, costs and expenses (including fees, costs and expenses of counsel, accountants or other advisors or services providers) incurred by or on behalf of any Acquired Company in connection with the sale process conducted with respect to the Company or the negotiation and execution of this Agreement; (c) all transaction-related bonuses, sale bonuses, discretionary bonuses, change-of-control payments, and retention or other compensatory payments (but, for the avoidance of doubt, not regular bonuses payable in the Ordinary Course of Business to the extent included in Debt or Current Liabilities) payable to any current or former director, officer, third party, employee or independent contractor of any Acquired Company as a result of the consummation of the Transactions (including the employer portion of any payroll, social security, unemployment or similar Taxes) (but excluding (w) any post-closing liabilities or obligations arising as a result of both (i) the consummation of the Transactions, and (ii) the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions involving a termination of employment that occurs after the Closing Date contained in any employment-related Contracts, (x) any Severance Obligations otherwise treated as Debt to avoid double counting, (y) any retention bonuses, payable based on continued employment through a specified date following the Closing Date, in each case to the extent such obligations are disclosed on Schedule 4.13(i) and (z) payments in respect of the PSUs); (d) the 2022 MIP Payments (as defined in Section 6.9); and (e) the employer’s portion of any Taxes resulting from the payments to holders of In-the-Money Stock Options, RSUs and PSUs in accordance with Section 2.10 and the 2022 MIP Payments in accordance with Section 6.9. Notwithstanding anything to the contrary contained herein, in no event shall “Company Transaction Expenses” include any amounts to the extent taken into account in the calculation of Debt or Closing Working Capital.

“Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, Pub.L. 116–260 (116th Cong.) (Dec. 27, 2020), and any amendments thereof.

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license, arrangement or understanding, whether express or implied.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law,

order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of, and applied in good faith to, the business of the Acquired Companies).

“Current Assets” shall mean the sum of all current assets of the Acquired Companies as of the Measurement Time as determined in accordance with the Agreed Principles, excluding each of the following: (a) Cash, (b) accounts and obligations owed by any Acquired Company to any other Acquired Company, (c) each of Income Tax assets, deferred Tax assets, and any refund, credit, or offset in respect of any Tax of any Acquired Company (or any Affiliate of any Acquired Company) that is not paid to, and received by, an Acquired Company in cash prior to the Closing (regardless as to whether such refund, credit, or offset has accrued or not) (including, for the avoidance of doubt, but without limitation, that certain refund claimed by the Company in respect of the Employee Retention Credit under the CARES Act (as more particularly described in item #2 set forth on Schedule 6.2(b)), and (d) Restricted Cash. The computation of Current Assets as of the Net Working Capital Schedule Date is illustrated in the Net Working Capital Schedule.

“Current Liabilities” shall mean the sum of all current liabilities of the Acquired Companies as of the Measurement Time as determined in accordance with the Agreed Principles, excluding the following: (a) Income Tax liabilities or deferred Tax liabilities, (b) Company Transaction Expenses, (c) Debt and (d) short-term operating lease liabilities. The computation of Current Liabilities as of the Net Working Capital Schedule Date is illustrated in the Net Working Capital Schedule.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of Personal Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Acquired Company, to the conduct of the businesses of the Acquired Companies, or to any of the IT Systems owned by any Acquired Company: (i) the Acquired Companies’ own written rules, policies, and procedures; (ii) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the California Consumer Privacy Act (CCPA); and (iii) industry standards adopted by any Acquired Company (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

“Debt” means, without duplication, as of a particular time of determination, the aggregate amount (including the current portions thereof) of all liabilities and obligations (including accrued and unpaid interest related thereto, any premiums, penalties, breakage costs, fees, reimbursements and other costs and expenses associated with repayment thereof and other obligations relating thereto) of the Acquired Companies: (a) for borrowed money; (b) for indebtedness evidenced by notes, bonds, debentures, mortgages, under drawn letters of credit, or similar instruments; (c) with respect to interest-rate hedging, swap or similar financial arrangements, in each case including all amounts payable to terminate such arrangements; (d) for the deferred or unpaid purchase price of assets, securities, property, or services, including all earn-out payments, seller notes, indemnities, post-closing purchase price true-ups and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligations; (e) for all performance bonds, bankers acceptances, surety bonds and similar obligations, in each case to the extent drawn; (f) for all declared but unpaid dividends and distributions and all other amounts owed to any of the Equityholders or their Affiliates; (g) for all Taxes the payment of which is deferred under a Pandemic Response Law, including the employer and employee portions of all payroll, social security or employment Taxes deferred under a Pandemic Response Law with respect to wages paid on or prior to the Closing; (h) for any Accrued Income Taxes; (i) for all Severance Obligations arising from termination of employment or service prior to, in connection with or at the Closing including the employer portion of any payroll, social security, unemployment or similar Taxes payable by the Acquired Companies with respect to the foregoing; (j) under all leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be recorded as capital or finance leases under GAAP; (k) for all unfunded pension plan liabilities; (l) those liabilities as set forth on Schedule 1.1(b) of the Company Disclosure Schedules; (m) for all Specified Debt; (n) any liabilities of Air2, LLC or relating to or arising out of the sale thereof and (o) for all obligations of the type referred to in clauses (a) through (n) of other Persons for the payment of which any Acquired Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding the foregoing, “Debt” shall not include (i) trade payables to the extent taken into account as Current Liabilities in the calculation of Net Working Capital, (ii) all Company Transaction Expenses, or (iii) all liabilities or obligations solely to the extent between any of the Acquired Companies. For the avoidance of doubt, Debt incurred through the Closing shall be deemed incurred as of the Measurement Time. Further for the avoidance of doubt, no item shall be recorded as both Debt and Current Liabilities within Net Working Capital to avoid double counting.

“Debt Payoff Letters” shall mean a payoff letter from each lender of Specified Debt evidencing payment in full, release of any associated guarantees and Liens and setting forth (a) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Specified Debt owed to such lender and (b) wire transfer instructions for such lender, in each case in form and substance reasonably acceptable to Buyer and the Financing Sources.

“Director” shall mean each Person, if any, in the Person’s capacity as such, who serves as a director of any of the Acquired Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other director of any Acquired Company as of the date hereof or at any time hereafter through the Closing.

“Enterprise Value” means $470,000,000.

“Environmental Law” means any applicable Law relating to the protection of the environment, natural resources or human health or safety with respect to exposure to any Hazardous Materials.

“Equity Plans” means the Fourth Amended and Restated Stock Option Plan of PLH Group, Inc. (executed as of October 27, 2015) and the PLH Group, Inc. 2018 Incentive Award Plan, in each case, as amended from time to time.

“Equityholders” means, collectively, the Stockholders, holders of Stock Options, holders of RSUs, and holders of PSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with any Acquired Company and that, together with any Acquired Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Goldman Sachs, as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing Date, by and among Buyer, the Stockholder Representative, and the Escrow Agent, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof and thereof.

“Estimated Working Capital Adjustment” means (a) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount, if any, by which the Estimated Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount, if any, by which the Net Working Capital Peg exceeds the Estimated Working Capital, which amount shall be expressed as a negative number, or (c) if the Estimated Working Capital is equal to the Net Working Capital Peg, zero.

“Existing Credit Agreement” means that certain ABL Credit Agreement, dated as of August 7, 2018, by and among, inter alios, PLH Constructors, Inc., PLH Infrastructure Services, Inc., PLH Canada Holdings Inc. and Barclays Bank PLC, as amended, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Expense Reserve Holdback Account” means the account established by the Stockholder Representative in respect of the Expense Reserve Holdback Amount.

“Expense Reserve Holdback Amount” means an amount equal to $250,000.

“Expense Reserve Holdback Release Amount Per Share” means an amount equal to (a) the aggregate amount of funds remaining in the Expense Reserve Holdback Account divided by (b) the Fully Diluted Shares.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“FFCRA” means the Families First Coronavirus Response Act, Pub.L. 116-127 (116th Cong.) (Mar. 18, 2020), and any amendments thereof.

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Final Working Capital minus the Estimated Working Capital.

“Financing Source” means, in its capacity as such, any lender, agent, arranger, commitment party or similar debt financing source providing a commitment pursuant to the Commitment Letter (or any other commitment letter or definitive agreement in respect of any alternative debt financing), including for the avoidance of doubt, parties to any joinder agreements to the Commitment Letter, and their respective Affiliates, and such party’s (and their respective Affiliates’) former, current or future equityholders, members, employees, officers, directors, attorneys, agents or advisors and their respective successors and assigns.

“Fraud” means a claim for actual, intentional and deliberate fraud under Delaware law committed by a Person in the making of the representations and warranties contained in the Agreement (as modified by the Disclosure Schedules) with the intent of deceiving another Person to enter into this Agreement, and on which a Person relied. For the avoidance of doubt, (i) “Fraud” does not include any claim for constructive fraud, equitable fraud, statutory fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness and (ii) giving of a representation or warranty without scienter shall not constitute “Fraud”.

“Fully Diluted Shares” means the aggregate number of Common Shares outstanding immediately prior to the Effective Time (other than Common Shares owned by any Acquired Company), plus the aggregate number of Common Shares issuable pursuant to In-the-Money Stock Options which are outstanding immediately prior to the Effective Time, plus the aggregate number of Common Shares issuable pursuant to RSUs which are outstanding immediately prior to the Effective Time, plus the aggregate number of PSUs which are outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof (or, as used in Section 4.6, with respect to any Financial Statements, as in effect as of the date such Financial Statements were prepared).

“Governmental Body” means any domestic or foreign national, state, multistate, municipal or other local government, any subdivision, agency, department, branch, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Hazardous Materials” shall mean and be construed broadly to include (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral gas or waste, whether naturally occurring or manmade, that is listed, characterized or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law, and (b) petroleum (including crude oil or any fraction or derivative thereof), asbestos and asbestos-containing materials, poly- and perfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, explosives, flammables or other materials that are regulated by or may form the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“In-the-Money Stock Option” means each Stock Option which, after taking into account the effects of the calculation of Fully Diluted Shares on the Merger Consideration, has an Aggregate Strike Price that is less than the Closing Per Share Consideration.

“Income Tax” means any income (whether gross, net, or otherwise), franchise, branch profits, margin, or similar Tax (however denominated).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (d) Software and Technology.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyer” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry, of Thomas McCormick or Ken Dodgen.

“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry, of Peter Sandore, Joy Baccus, Kerry David and Lacy Kiser.

“Law” means any applicable foreign, federal, state, local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, claims, audits, investigations, litigation, suits or proceedings (public or private), at Law or in equity, by or before a Governmental Body, whether civil, criminal, administrative, regulatory or otherwise, or any other arbitration, mediation or similar proceeding.

“Lien” means any lien, claim, encumbrance, pledge, mortgage, deed of trust, security interest, exclusive license, covenant not to sue, lease, charge, option, right of first refusal or first offer, easement, encroachment, limitation, condition, equitable interest, servitude or similar encumbrance or restriction of any kind.

“LoT Date” shall mean that date that is three Business Days prior to the Closing Date.

“Manager” shall mean each manager of any Acquired Company, as of the date hereof, that is manager managed, including any Person serving as a manager of any Acquired Company at any time hereafter through the Closing Date, in each case in that Person’s capacity as such.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Acquired Companies, taken as a whole, or (b) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated hereby or is reasonably expected to do so; provided, however, that, in the case of clause (a) only, “Material Adverse Effect” shall exclude any Effect resulting from or attributable to: (i) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital, securities, banking or financial markets (including any disruption thereof and any decline in the price of any security or any market index or changes in interest or exchange rates) or the economy of any region or country in which any Acquired Company conducts business; (ii) any Effect affecting the industries in which any Acquired Company conducts business; (iii) any Effect arising in connection with acts of god, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof); any Law, directive, pronouncement or guideline issued by a Governmental Body providing for business closures, travel restrictions, “shelter in place” or other restrictions that relate to, or arise out of an epidemic, pandemic or disease outbreak; any loss of customers, suppliers, orders or Contracts or other Effect on the businesses of the Acquired Companies in connection with an actual or threatened epidemics, pandemics or disease outbreaks; or similar events, or global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war (whether or not declared) or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war (whether or not declared) whether commenced before or after the date hereof; (iv) any failure, in and of itself, by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect, subject to the other provisions of this definition); or (v) any change in Law or accounting rules, including GAAP, or the enforcement, implementation or interpretation thereof, in each case that is first issued or made after the date hereof; provided, however, that in the case of the foregoing clauses (i), (ii), (iii), and (v), any such Effect shall not be deemed to be so excluded to the extent it has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other Persons in the industries in which the Acquired Companies operate.

“Measurement Time” means 11:59 p.m. Central Time on the day immediately prior to the Closing Date.

“Merger Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment, plus the sum of the Aggregate Strike Prices of all In-the-Money Stock Options outstanding immediately prior to the Effective Time, minus the Estimated Debt, minus Estimated Transaction Expenses.

“Multiemployer Plan” means each multiemployer plan (within the meaning of Section 3(37) of ERISA) to which the Company is obligated to make any contributions.

“Net Exercise Value” means, for any In-the-Money Stock Options outstanding immediately prior to the Effective Time, (a) the product of (x) the Common Shares issuable upon the exercise of such Stock Option, multiplied by (y) the Closing Per Share Consideration, minus (b) the Aggregate Strike Price with respect to such Stock Option.

“Net Positive Purchase Price Adjustment Amount Per Share” means (a) the Net Positive Purchase Price Adjustment Amount divided by (b) the Fully Diluted Shares.

“Net Working Capital” means the Current Assets of the Acquired Companies minus the Current Liabilities of the Acquired Companies (and excluding any asset or liability accounts explicitly identified as excluded from the calculation thereof in the definitions thereof or on the Net Working Capital Schedule) and, in each case, as determined in accordance with the Agreed Principles. For the avoidance of doubt, “Net Working Capital” shall exclude (a) any amounts reflected in Cash, Debt or Company Transaction Expenses, (b) any assets or contra liabilities associated with Debt, including unamortized debt issuance costs and (c) any working capital related to Air2, LLC.

“Net Working Capital Peg” means $73,600,000.

“Net Working Capital Schedule” means Schedule 1.1(c) of the Company Disclosure Schedules, which, for illustrative purposes only, includes a sample calculation of Net Working Capital as of the Net Working Capital Schedule Date.

“Net Working Capital Schedule Date” shall mean 11:59 p.m. Central Time on April 30, 2022.

“Officer” shall mean each Person, in the Person’s capacity as such, who serves as an officer of any of the Acquired Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other officer of any Acquired Company as of the date hereof or at any time from the date hereof through the Closing.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Acquired Companies, taken as a whole, consistent with past practice.

“Organizational Documents” means the charter, memorandum, certificate of incorporation, articles of association, bylaws or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

“Pandemic Response Laws” means the FFCRA, the CARES Act, the Consolidated Appropriations Act, the American Rescue Plan, the Payroll Tax Executive Order, and any other similar or corresponding federal, state, local, provincial, or non-U.S. Law or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn (including, without limitation, but for the avoidance of doubt, any similar or corresponding Laws, guidance, or programs in Canada).

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator under the Paying Agent Agreement, or any successor Person appointed in accordance with the terms of the Paying Agent Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Permit” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (a) all customary defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (b) solely prior to the Closing Date, Liens for Taxes that are not due or payable; (c) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (d) zoning, building code, entitlement and other land use and environmental Laws that do not materially detract from the value or marketability of the property to which they relate or materially impair the ability of the Acquired Companies to use the property to which they relate; (e) title of a lessor under a capital or operating lease, and leases, subleases, and similar transactions in the Ordinary Course of Business; (f) nonexclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (g) Liens set forth on Schedule 1.1(d) of the Company Disclosure Schedules (provided that Liens securing Specified Debt are solely Permitted Liens prior to the Closing Date); and (h) such other customary imperfections in title, charges, easements, restrictions and encumbrances of public record which would not result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means any information relating to an identified or identifiable natural person that can be identified, directly or indirectly, or that is otherwise classified as ‘personal data’ or ‘personally identifiable information’ under applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to any Equityholder, calculated as of immediately prior to the Effective Time, the quotient obtained by dividing (a) the aggregate number of (i)

outstanding Common Shares held by such Stockholder; (ii) Common Shares issuable upon exercise of all In-the-Money Stock Options held by such Equityholder; (iii) Common Shares issuable upon settlement of all RSUs held by such Equityholder; and (iv) phantom stock units subject to all PSUs held by such Equityholder, by (b) the Fully Diluted Shares.

“PSU” means any outstanding right to receive cash pursuant to the settlement of any phantom stock unit pursuant to the Equity Plans.

“Related Claim” means any claims, causes of action or Legal Proceedings (whether at Law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or into, through or out of any property or building or other structure thereon, including the movement of Hazardous Materials through or in the indoor or outdoor air, soil, soil vapor, surface water, ground water or property.

“Representatives” means, with respect to any Person, such Person’s equityholders, partners, members, officers, directors, employees, consultants, agents, attorneys, accountants, advisors, financing sources and other representatives.

“Restricted Cash” means (1) all restricted cash as determined in accordance with GAAP; and (2) an amount of Cash equal to any withholding Taxes that would be imposed in connection with distributing to the Company the Cash of those Acquired Companies that are domiciled outside of the United States; provided, however, in no event shall Restricted Cash exceed $900,000.

“RSU” means any outstanding right to receive Common Shares or cash pursuant to the settlement of any restricted stock unit pursuant to the Equity Plans.

“Severance Obligations” shall mean any severance payment or similar obligation of any Acquired Company to any Director, Officer, Manager, employee, or any other consultant, independent contractor or other service provider employed or engaged by any Acquired Company pursuant to any Contract with such Person existing as of the Closing, as set forth on Schedule 4.13(i) of the Company Disclosure Schedules, that would arise from the termination

(including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person prior to, upon or following the Closing, or that exists as of the Closing as a result of any such termination prior to, upon or at any time after or following the Closing, including any severance, bonus, or tax indemnification obligations or other similar payments, but excluding (i) salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination (in each case, only to the extent included as Current Liabilities), and (ii) any payment of unemployment insurance contributions pursuant to Law.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Specified Debt” means the Debt set forth on Schedule 1.1(e) of the Company Disclosure Schedules and any other Debt that is required by its terms to be repaid at the Closing.

“Stock Option” means any outstanding option to purchase Common Shares, including any options issued and outstanding pursuant to the Equity Plans.

“Stockholders Agreement” means that certain Stockholders Agreement of the Company, dated as of January 7, 2020, by and among the Company and the Stockholders named therein.

“Straddle Period” means any taxable period that begins on or before, and includes, the Closing Date.

“Subsidiary” means, with respect to a particular Person, any other Person in which such Person owns or holds a direct or indirect interest (economic or otherwise).

“Tax” means each of (a) any and all federal, state, county, local, provincial, non-U.S., and other taxes (including, without limitation, but for the avoidance of doubt, income, gross income, net income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, production, environmental, conservation, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, lease, leasehold interest, registration, withholding, imputed underpayment under Section 6225 of the Code (or any other similar provision of state, local or non-U.S. Law), employment, social contribution, social security (or similar), unemployment compensation, and other payroll-related taxes, real property taxes, personal property taxes, import duties, custom duties, and other governmental charges and assessments of any kind or nature (including the Ohio Commercial Activities Tax and the Washington Business and Occupation Tax)), whether disputed or not, and whether or not measured in whole or in part by net income, and irrespective of whether owed as a primary, secondary, or joint liability, and including deficiencies, interest, additions to tax, or interest and penalties with respect thereto, (b)

any liability for the payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period or otherwise through operation of Law; (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person; and (d) any liability, expense, or loss incurred in connection with the determination, settlement, or litigation of any of the foregoing.

“Tax Return” means any return, report or statement filed with any Governmental Body with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Acquired Companies and any documents with respect to, or accompanying requests for, the extension of time in which to file any such return, report, form, statement, or other information.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, trade secrets, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed by Buyer, Merger Sub, the Company, and/or the Stockholder Representative at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, personal property transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the Transactions, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Transactions.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a breach of any representation, warranty, covenant or agreement set forth in this Agreement.

1.2Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
2022 MIP Payments	6.9(a)
Actions	6.3(c)
Agreement	Preamble
Audited Financial Statements	4.6(a)
Balance Sheet Date	4.6
Book-Entry Share	2.8(a)
Buyer	Preamble
Buyer Arrangements	6.16
Buyer Documents	5.3
Buyer Plans	6.9(a)
Buyer Released Parties	8.3(d)
Certificate of Merger	2.3
Chosen Courts	9.3(b)
Clean Team Agreement	6.5
Closing	2.2
Closing Date	2.2
Closing Statement	3.2(b)
Company	Preamble
Company Disclosure Schedules	Article IV
Company Documents	4.2
Company Pension Plan	4.13(b)
Confidentiality Agreement	6.5
Commitment Letter	5.7(a)
Financial Statements	4.6(a)
Financing	5.7(a)
Financing Commitments	5.7(a)
Designated Contacts	6.1(a)
DGCL	Recitals
Dissenting Shares	2.11
Dispute Notice	3.2(c)
DLA	9.10(a)
Effect	1.1 (in definition of Material Adverse Effect)
Effective Time	2.3
Environmental Permits	4.18
Equitable Exceptions	4.2
Estimated Cash Estimated Debt	3.2(a) 3.2(a)
Estimated Statement	3.2(a)
Estimated Transaction Expenses	3.2(a)
Estimated Working Capital	3.2(a)
FCPA	4.17
Fee Letters	5.7(a)
Final Cash	3.2(e)
Final Debt	3.2(e)

Term	Section
Final Transaction Expenses	3.2(e)
Financial Statements	4.6
Financing	5.7(a)
Financing Commitments	5.7(a)
Incremental Financing Cooperation Requirement	6.12(c)
Indemnitees	6.6(a)
Initial Termination Date	8.1(b)(i)
K&L Gates	9.10(a)
Leased Real Property	4.9(a)
Letter of Transmittal	3.1(a)(i)
Material Contracts	4.12(a)
Material Customer	4.20(a)
Material Supplier	4.20(a)
Merger	Recitals
Merger Payout Schedule	3.2(a)
Merger Sub	Preamble
Net Negative Purchase Price Adjustment Amount	3.2(f)
Net Positive Purchase Price Adjustment Amount	3.2(f)
Neutral Accountant	3.2(d)
Non-Parties	9.11
Owned Intellectual Property	4.11(b)
Owned Real Property	4.9(b)
Paying Agent Agreement	3.1(a)
Primary Indemnitors	6.6(a)
Privileged Communications	9.10(b)
Purchase Price Adjustment	3.2(f)
R&W Insurance Policy	6.15
Real Property Lease	4.9(a)
Released Parties	9.13
Releasing Parties	9.13
Registered IP	4.11(a)
Representative Losses	9.15(e)(ii)
Required Amount	5.7(b)
Seller Group	9.10(a)
Specified Documents	9.4
Stifel	4.24
Stockholder	2.9(a)
Stockholder Approval	Recitals
Stockholder Consent	Recitals
Stockholder Representative	Preamble
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Unaudited Financial Statements	4.6(a)
Waived 280G Benefits Waiving Parties	6.15 9.10(a)

1.3Other Definitional and Interpretive Matters.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.

(ii)Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(iii)Exhibits/Schedules. Unless the context otherwise requires, references herein to Articles, Sections, Company Disclosure Schedules and Exhibits mean the Articles and Sections of, and Company Disclosure Schedules and Exhibits annexed to, this Agreement. The Exhibits and the Company Disclosure Schedules annexed hereto or referred to herein are an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule or section of the Company Disclosure Schedules shall be deemed to have been disclosed on each other section of the Company Disclosure Schedules where such information’s relevance is readily apparent on the face of the disclosure. No disclosure on a Schedule or section of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order or otherwise shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred. No disclosure in the Company Disclosure Schedules shall be deemed to create any rights in any third party. Unless the context otherwise requires, any capitalized terms used in any Schedule or section of the Company Disclosure Schedules or in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi)Certain References. The words “hereby”, “herein,” “hereinafter,” “hereof,” “hereto”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive. An item arising with respect to a specific representation or warranty shall be deemed to be “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth on such balance sheet or financial statements or (C) such item is reflected on such balance sheet or financial statements and is specifically set forth in the notes thereto. Unless the context otherwise requires, references herein (A) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (B) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

ARTICLE II
THE MERGER; CLOSING

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on a date to be specified in writing by the parties hereto, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

2.4Closing Deliveries of the Parties.

(a)Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

(i)Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of the Company as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c);

(ii)Escrow Agreement. The Escrow Agreement validly executed by the Stockholder Representative;

(iii)Paying Agent Agreement. The Paying Agent Agreement validly executed by the Company and the Stockholder Representative;

(iv)FIRPTA Certificate. A certification (in form and substance satisfactory to Buyer), under penalties of perjury, stating that interests in the Company are not and have not been during the relevant period United States real property interests, as defined in Section 897(c)(2) of the Code, together with evidence reasonably satisfactory to Buyer that the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2) has been delivered to the IRS;

(v)Debt Payoff Letters. Debt Payoff Letters for all Specified Debt reflecting the amount payable to each counterparty or holder of Specified Debt in order to fully discharge such Specified Debt and terminate all applicable obligations and liabilities of the Acquired Companies and any of their Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement (such amount, collectively, the “Debt Payoff Amount”); and

(vi)Resignations. Duly executed written resignations, or other evidence of removal, effective as of the Closing, of each of the Acquired Companies’ officers and each of the members of the boards of directors and boards of managers of the Acquired Companies.

(b)Deliveries by Buyer and Merger Sub. At or prior to Closing, Buyer will deliver or cause to be delivered to the Company or the applicable Person:

(i)Merger Consideration. Payment of the closing payments set forth in Sections 3.1(c)-(g);

(ii)Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of each of Buyer and Merger Sub as to the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c);

(iii)Escrow Agreement. The Escrow Agreement validly executed by Buyer and the Escrow Agent; and

(iv)Paying Agent Agreement. The Paying Agent Agreement validly executed by Buyer and the Paying Agent.

2.5Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement, and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.6Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2.7Organizational Documents of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B hereto, and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 6.6 hereof), and (b) the bylaws of the Company shall be amended and restated as set forth on Exhibit C hereto and, as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 6.6 hereof).

2.8Directors and Officers of the Surviving Corporation.

(a)The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.9Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement:

(a)Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Common Shares to be canceled in accordance with Section 2.9(b), and Common Shares held by Company Subsidiaries, if any) shall be converted into the right to receive an amount in cash, without interest thereon, equal to the Closing Per Share Consideration, subject to the adjustment provisions of Section 3.2, payable to the holder thereof without interest in accordance with Section 3.1. From and after the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder (a “Stockholder”) of any book-entry shares which immediately prior to the Effective Time represented Common Shares (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive an amount in cash, without interest thereon, equal to the Closing Per Share Consideration, as adjusted pursuant to Section 3.2, if applicable;

(b)Each Common Share owned by the Company as treasury stock that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company;

(c)Each Common Share owned by any Company Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company; and

(d)Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation so that, immediately after the Effective Time, the stockholder of Merger Sub immediately prior to the Effective Time shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

2.10Effect on Stock Options, RSUs and PSUs. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement:

(a)(i) Each In-the-Money Stock Option outstanding as of the Effective Time, whether vested or unvested, shall be automatically canceled in exchange for a cash payment from the Company to the holder thereof, subject to the adjustment provisions of Section 3.2, equal to the Net Exercise Value in respect of such In-the-Money Stock Option (such payment to be net of applicable withholding Tax), in each case as set forth on the Merger Payout Schedule;

provided that, no amounts shall be payable to the holders of such In-the-Money Stock Options hereunder following the fifth anniversary of the Closing Date to the extent that payment of such amounts will be subject to adverse tax consequences under Section 409A of the Code, and (ii) each Stock Option that is not an In-the-Money Stock Option shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company; and

(b)Each RSU outstanding as of the Effective Time, whether vested or unvested, shall be automatically canceled in exchange for a cash payment from the Company to the holder thereof, subject to the adjustment provisions of Section 3.2, equal to the Closing Per Share Consideration (such payment to be net of applicable withholding Tax), in each case as set forth on the Merger Payout Schedule.

(c) Each PSU outstanding as of the Effective Time, whether vested or unvested, shall be automatically canceled in exchange for a cash payment from the Company to the holder thereof, subject to the adjustment provisions of Section 3.2, equal to the product of (x) such holder’s outstanding PSUs multiplied by (y) the Closing Per Share Consideration (such payment to be net of applicable withholding Tax), in each case as set forth on the Merger Payout Schedule; provided that, no amounts shall be payable to the holders of such PSUs hereunder following the fifth anniversary of the Closing Date to the extent that payment of such amounts will be subject to adverse tax consequences under Section 409A of the Code.

2.11Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Closing Per Share Consideration. Such Stockholders instead shall be entitled to receive payment of the fair value of such Common Shares held by them, together with interest, if any, in accordance with the provisions of Section 262 of the DGCL. From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her or its Common Shares for any purpose or receive payment of dividends or other distributions with respect to his or her or its Common Shares (except for any dividends or distributions payable to Stockholders of record at a date prior to the Effective Time). Notwithstanding the foregoing, if any such Stockholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, (a) the right of such Stockholder to be paid the fair value of such Stockholder’s Dissenting Shares, together with interest, if any, under Section 262 of the DGCL shall cease and (b) as of the occurrence of such event, such Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted, as of the Effective Time, into and represent the right to receive the Closing Per Share Consideration (subject to adjustment as provided in Section 3.2 hereof), without any interest thereon, in accordance with Section 2.9.

2.12No Further Rights of Transfers. At the Effective Time the stock ledger of the Company with respect to Common Shares shall be closed, no transfer of Common Shares shall thereafter be made, and no transfer of Common Shares shall be made on the stock transfer books of the Surviving Corporation.  At and after the Effective Time, each Equityholder shall cease to have any rights as a Stockholder, option holder of the Company or holder of an RSU or PSU of the Company, except as otherwise required by applicable Law and except for, (a) in the case of a holder of a Book-Entry Share representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.9(b) or converted into common stock of the Surviving Corporation pursuant to Section 2.9(c)), the right to receive the Closing Per Share Consideration in accordance with Article II and III and (b) in the case of a holder of Stock Options, RSUs or PSUs the right to receive the cash payment, if any, to be made pursuant to Section 2.10 (subject to adjustment in accordance with Article III) in respect of the In-the-Money Stock Options, RSUs or PSUs held by such holder, as applicable.

ARTICLE III
MERGER CONSIDERATION

3.1Paying Agent; Exchange Procedures; Closing Date Payments by Buyer.

(a)Paying Agent. The Paying Agent shall act as Paying Agent hereunder for the payment and delivery of amounts payable in exchange for Common Shares due hereunder. The Paying Agent shall hold the portion of the Merger Consideration payable to each Stockholder and received from Buyer pursuant to (i) this Agreement and (ii) a paying agent agreement in a form reasonably acceptable to Buyer and the Stockholder Representative prior to the Closing (the “Paying Agent Agreement”) in trust for the benefit of such Stockholders. Any funds held by the Paying Agent pursuant to this Section 3.1(a) will not be used for any purpose except as expressly provided in this Agreement and the Paying Agent Agreement. No interest will be paid or accrued on any portion of the funds held by the Paying Agent.

(b)Exchange Procedures.

(i)At least five Business Days prior to the Closing Date, the Company shall deliver to each Stockholder a letter of transmittal substantially in the form of Exhibit D hereto (a “Letter of Transmittal”).

(ii)Any holder of Book-Entry Shares whose Common Shares were converted into the right to receive the Closing Per Share Consideration at the Effective Time pursuant to this Agreement shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request), be entitled to receive in exchange therefor the Merger Consideration into which such Common Shares have been converted pursuant to Section 2.9. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Closing Per Share Consideration, as applicable, as contemplated by this Agreement.

(iii)The Company or its designee shall, to the extent necessary to give effect to Section 2.10, deliver, at least five Business Days prior to the Closing Date, to each holder of Stock Options, RSUs or PSUs, instructions for use in effecting the surrender and cancellation of any Stock Options, RSUs or PSUs, as applicable, in exchange for the right to receive the consideration payable, if any, with respect to Stock Options, RSUs or PSUs pursuant to Articles II and III. As of the Effective Time, such Equityholders shall be entitled to receive, subject to the terms and conditions hereof and thereof, the cash payment, if any, to be made pursuant to Section 2.10 (after deduction of applicable withholding Tax and subject to adjustment in accordance with Article III) in respect of any In-the-Money Stock Options, RSUs or PSUs held by such holder and the Company shall pay, or cause to be paid, the applicable amount (if any) to such holder no later than the next regularly scheduled payroll date that is at least five Business Days following the Effective Time.

(c)Payments in respect of Common Shares, Stock Options, RSUs and PSUs. At the Closing, Buyer shall pay, or cause to be paid:

(i)directly to the Paying Agent, for the benefit of and for the payment to, the Stockholders who have delivered a Letter of Transmittal on or prior to the LoT Date in accordance with this Article III, an aggregate amount of cash equal to the product of (i) the Closing Per Share Consideration and (ii) the aggregate number of Common Shares held by all Stockholders at the Effective Time (but excluding Common Shares to be canceled in accordance with Section 2.9(b), Dissenting Shares and Common Shares held by Company Subsidiaries, if any) provided, that any Stockholder (other than holders of Dissenting Shares) who has not delivered a duly executed and completed Letter of Transmittal to Buyer on or prior to the LoT Date shall be paid by the Paying Agent promptly, and in any event within five Business Days, following the delivery by such Stockholder of a duly executed and completed Letter of Transmittal;

(ii)to the Company, for the benefit of and payment to, holders of In-the-Money Stock Options, an amount equal to the Aggregate Net Exercise Value, in each case in accordance with the Merger Payout Schedule;

(iii)to the Company, for the benefit of and payment to holders of RSUs, an amount equal to the product of (1) the Closing Per Share Consideration multiplied by (2) the aggregate number of Common Shares issuable upon the settlement of any RSUs payable to holders of RSUs in accordance with Section 2.10(b), in each case in accordance with the Merger Payout Schedule; and

(iv)to the Company, for the benefit of and payment to holders of PSUs, an amount equal to the product of (1) the Closing Per Share Consideration multiplied by (2) the aggregate number of outstanding PSUs in accordance with Section 2.10(c) ,in each case in accordance with the Merger Payout Schedule.

(d)Payments in respect of Debt. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Debt Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the Debt Payoff Letters for the Specified Debt. Upon such payment, the Specified Debt will be discharged and any associated guarantees and Liens will be released.

(e)Payments in respect of Company Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies and the Stockholders, the Estimated Transaction Expenses to the applicable recipients as set forth on the Estimated Statement by wire transfer of immediately available funds to such Persons or to the Company (for further distribution of such amounts by the Surviving Corporation through the next administratively practicable payroll); provided that any compensation payments to service providers of the Acquired Companies shall be paid in accordance with their terms.

(f)Payment in respect of Adjustment Escrow Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Escrow Agent, an amount equal to the Adjustment Escrow Amount for deposit in accordance with this Agreement and the Escrow Agreement. The Adjustment Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement.

(g)Payments in respect of Expense Reserve Holdback Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Expense Reserve Holdback Account an amount equal to the Expense Reserve Holdback Amount. The Expense Reserve Holdback Amount will be used by the Stockholder Representative to pay any costs, fees and expenses incurred by the Stockholder Representative in its capacity as such on or after the Closing Date and such amount shall be paid or distributed at the direction of the Stockholder Representative in accordance with Section 9.15.

3.2Determination of/Adjustment to Closing Per Share Consideration.

(a)Not later than five Business Days prior to the Closing Date, the Company shall provide Buyer with (i) a written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of (A) Closing Cash (the “Estimated Cash”), (B) Closing Working Capital (the “Estimated Working Capital”), (C) Debt (the “Estimated Debt”), and (D) Closing Transaction Expenses (the “Estimated Transaction Expenses”), together, in each case, with all underlying documentation supporting each such calculation and based upon the accounting books and records of the Acquired Companies and (ii) a schedule (the “Merger Payout Schedule”) setting forth (A) with respect to each Stockholder, (1) the name of such Stockholder and the number of Common Shares held by such Stockholder, (2) the Pro Rata Share of such Stockholder, and (3) the cash consideration that such Stockholder is entitled to receive at the Closing pursuant to Section 2.9; (B) with respect to each holder of In-the-Money Stock Options, (1) the name of the holder of each such In-the-Money Stock Option, (2) the per share exercise price of each such In-the-Money Stock Option held by such holder and the number of Common Shares underlying each such In-the-Money Stock Option, (3) the Pro Rata Share of such holder with respect to such holder’s In-the-Money Stock Options, and (4) the cash consideration that such holder is entitled to receive at the Closing pursuant to Section 2.10(a), less any applicable Taxes withheld in accordance with Section 3.3, (C) with respect to each holder of RSUs, (1) the name of the holder of each such RSU, (2) the number of Common Shares subject to each such holder’s RSUs, (3) the Pro Rata Share of such holder with respect to such holder’s RSUs, and (4) the cash consideration that such holder is entitled to receive at the Closing pursuant to Section 2.10(b), less any applicable Taxes withheld in accordance with Section 3.3 and (D) with respect to each holder of PSUs, (1) the name of the holder of each such PSU, (2) the number of PSUs held by such holder, (3) the cash consideration that such holder is entitled to receive at the Closing pursuant to Section 2.10(c), less any applicable Taxes withheld in accordance with Section 3.3. For the avoidance of doubt, Buyer shall be entitled to rely on the Merger Payout Schedule without any obligation or liability to the Company or the Equityholders with respect to actions taken in accordance with the Merger Payout Schedule. The Estimated Statement shall be used to determine the Closing Per Share Consideration. Not later than one Business Day after receipt of the Estimated Statement, Buyer shall provide to the Company a detailed funds flow memorandum in Excel format (including all underlying calculations, formulas and amounts therein) setting forth all payments to be made by or on behalf of the parties hereto at Closing in accordance with this Agreement. The Company shall provide Buyer the opportunity to review and provide comments on each of the foregoing calculations, and the Company shall consider in good faith any reasonable comments of Buyer. Following delivery of the Estimated Statement, the Company shall permit Buyer and its Representatives to have reasonable access during normal business hours to the books, records and other documents of the Acquired Companies (including work papers, schedules, financial statements, memoranda and similar documentation and other information) pertaining to or used in connection with the preparation of the Estimated Statement and provide Buyer and its Representatives with copies thereof (as reasonably requested) for the purpose of the review and consent right contemplated by this Section 3.2.

(b)As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to the Stockholder Representative a statement (the “Closing Statement”) setting forth: (i) Closing Cash; (ii) Closing Working Capital (iii)  Closing Debt, and (iv) Closing Transaction Expenses, together, in each case, with all underlying documentation supporting each such calculation. The Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Acquired Companies and in accordance with the definitions of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses. The determination of Cash and Net Working Capital reflected in the Closing Statement shall be prepared in a manner consistent with the Agreed Principles.

(c)Until the Closing Statement is finally determined in accordance with this Section 3.2, the Stockholder Representative and its advisors shall have the right, upon reasonable notice to the Company, to reasonable access to the Company’s books and records, appropriate staff members and such other information as the Stockholder Representative shall reasonably request in order to review the Closing Statement, in each case, as contemplated by this Section 3.2(c); provided, that the Stockholder Representative and its Representatives shall conduct any such review in a manner as not to interfere unreasonably with the business or operations of Buyer and the Acquired Companies and shall comply with all safety rules and reasonable controls during such access. The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses) delivered by Buyer to the Stockholder Representative shall be conclusive and binding on all parties unless the Stockholder Representative, prior to the 30th day following receipt of the Closing Statement, delivers a notice to Buyer stating that the Stockholder Representative disagrees with such calculation and specifying in reasonable detail those items as to which the Stockholder Representative disagrees, the dollar amount of such disagreement and the basis therefor (any such notice, a “Dispute Notice”). Any Dispute Notice may reference only disagreements based on mathematical errors or based on amounts of the applicable Closing Cash, Closing Working

Capital, Closing Debt and Closing Transaction Expenses, as reflected on the Closing Statement not being calculated in accordance with this Section 3.2. The Stockholder Representative shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) that are not the express subject of a Dispute Notice.

(d)If a Dispute Notice is duly delivered pursuant to Section 3.2(c), the Stockholder Representative and Buyer shall, during the 30 days following such delivery, consult in good faith on the disputed items in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable. If during such period, the Stockholder Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP or, if such accounting firm is unwilling or unable to serve, such other independent accounting firm on which the Stockholder Representative and Buyer mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review this Agreement and the disputed items for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable (it being understood that in making such calculation, the Neutral Accountant shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Section 3.2 or any other provision of this Agreement). Each party agrees to execute, if requested by the Neutral Accountant, a reasonable engagement letter with the Neutral Accountant. All communications with the Neutral Accountant must include a representative from each of Buyer and the Stockholder Representative. Buyer and the Stockholder Representative shall cooperate with the Neutral Accountant and promptly provide, and Buyer shall cause the Company to provide, all documents and information reasonably requested by the Neutral Accountant; provided that copies of all such documents and information are concurrently furnished to the other party. In making such calculation, the Neutral Accountant shall consider only those items in the Closing Statement, and the Stockholder Representative’s calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as the case may be, as to which the Stockholder Representative has disagreed in its Dispute Notice duly delivered pursuant to Section 3.2(c) and in accordance with the definitions provided in this Agreement, including the Agreed Principles. The Neutral Accountant shall resolve each item of disagreement based solely on the supporting materials provided by each party and not by independent review. The Neutral Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Stockholder Representative or Buyer or less than the lower value for such item claimed by either the Stockholder Representative or Buyer. The Stockholder Representative and Buyer shall direct the Neutral Accountant to deliver to the Stockholder Representative and Buyer, as promptly as practicable (but in any case no later than 30 days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon the Stockholder Representative and Buyer. The Neutral Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Neutral Accountant. For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne collectively by the Equityholders out of the

Expense Reserve Holdback Amount. For the avoidance of doubt, the Neutral Accountant’s fees and expenses payable by Buyer (if any), shall be paid to the Neutral Accountant directly by Buyer, and the Neutral Accountant’s fees and expenses payable by the Stockholder Representative (if any), shall be paid to the Neutral Accountant directly from the Expense Reserve Holdback Amount.

(e)The Closing Cash, Closing Debt, Closing Transaction Expenses, and Closing Working Capital as finally determined in accordance with Sections 3.2(b)-(d) shall be the “Final Cash”, “Final Debt”, “Final Transaction Expenses” and “Final Working Capital”, respectively. For the avoidance of doubt, in no event shall (i) the Final Cash or the Final Working Capital, as applicable, be more than the Stockholder Representative’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(b) and (ii) the Final Debt or Final Transaction Expenses be more than Buyer’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) or less than Stockholder Representative’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(c).

(f)The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital Adjustment, minus (3) the Final Debt Adjustment, minus (4) the Final Transaction Expenses Adjustment. If the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”), Buyer shall pay, or cause to be paid, the lesser of (i) an amount equal to the Adjustment Escrow Amount and (ii) the Net Positive Purchase Price Adjustment Amount, in each case as an adjustment to the dollar amount of the aggregate Closing Per Share Consideration in cash to the Paying Agent for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Equityholders. Neither Buyer, the Company nor Merger Sub shall have any obligation or liability to the Equityholders for any Net Positive Purchase Price Adjustment Amount that is in excess of the Adjustment Escrow Amount. If the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Amount in an amount equal to the lesser of (i) the Adjustment Escrow Amount and (ii) the Net Negative Purchase Price Adjustment Amount, and Buyer and the Stockholder Representative shall jointly in writing instruct the Escrow Agent to make a payment to Buyer out of the Adjustment Escrow Account in an amount equal to the lesser of clauses (i) and (ii) of this sentence. Buyer, Merger Sub, and the Company acknowledge and agree that any Net Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and none of the Company or the Equityholders shall have any obligation or liability to Buyer for any Net Negative Purchase Price Adjustment Amount that is in excess of the Adjustment Escrow Amount. If (A) there is a Net Positive Purchase Price Adjustment Amount, or (B) the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and the Stockholder Representative shall jointly instruct in writing the Escrow Agent to make a payment out of the Adjustment Escrow Account in an amount equal to (x) in the event of a Net Positive Purchase Price Adjustment Amount, all amounts in the Adjustment Escrow Account, or (y) in the event the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, the difference between all amounts in the Adjustment Escrow Account and the Net Negative Purchase Price Adjustment Amount, in each case, to the Paying Agent, for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Equityholders in accordance with the Merger Payout Schedule. For the avoidance of doubt, in the event that the Purchase Price Adjustment equals zero, then Buyer and the Stockholder Representative shall jointly in writing instruct the Escrow Agent to make a payment equal to the Adjustment Escrow Amount to the Paying Agent, for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Equityholders in accordance with the Merger Payout Schedule.

(g)Any payment pursuant to Section 3.2(f) shall be made by Buyer or the Escrow Agent, as the case may be, at a mutually convenient time and place within five Business Days after the Purchase Price Adjustment (and the components thereof) has been finally determined, by wire transfer of immediately available funds to the account of Buyer, in the event such payment is to be made by the Escrow Agent, or to the account of the Paying Agent, in the event such payment is to be made by Buyer and/or to the extent that there is any amount remaining in the Adjustment Escrow Account following payment to Buyer of the amounts to be paid pursuant to Section 3.2(f). All payments under this Section 3.2 shall be without interest, except that any amounts not paid when required by this Section 3.2 shall bear interest from the date due pursuant to this Section 3.2(g) to, and including, the date of payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(h)Promptly following receipt by the Paying Agent of payment of the Net Positive Purchase Price Adjustment Amount, if any, and/or any amount paid from the Adjustment Escrow Amount pursuant to Section 3.2, the Paying Agent shall pay:

(i)to each Stockholder, with respect to each Common Share outstanding immediately prior to the Effective Time held by such Stockholder upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request), an amount equal to the sum of (A) the Net Positive Purchase Price Adjustment Amount Per Share, if any, and (B) the Adjustment Escrow Release Amount Per Share, if any, in each case in accordance with the Merger Payout Schedule; and

(ii)to the Surviving Corporation for payment to each holder of any In-the-Money Stock Options, RSUs or PSUs, with respect to each Common Share underlying each of such In-the-Money Stock Option, RSU or PSU, an amount equal to the sum of (A) the Net Positive Purchase Price Adjustment Amount Per Share, if any, and (B) the Adjustment Escrow Release Amount Per Share (if any), in each case in accordance with the Merger Payout Schedule.

(i)The provisions of this Section 3.2 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

3.3Withholding. Each of Buyer, each Acquired Company, the Paying Agent, the Escrow Agent, and any other applicable withholding agent shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any applicable Law; provided, however, that, except in connection with payments in respect of In-the-Money Stock Options, RSUs and PSUs or any other compensatory amounts, Buyer shall use commercially reasonable efforts to provide the Stockholder Representative with a written notice of Buyer’s intention to withhold from any amount payable by Buyer under this Agreement at least five (5) Business Days prior to any such withholding, and Buyer shall reasonably cooperate with the Stockholder Representative to minimize any such withholding. To the extent that such amounts are so withheld and timely paid over to the proper Governmental Body, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Buyer and Merger Sub that as of the date hereof and as of the Closing Date:

4.1Organization and Good Standing.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business in all material respects as currently conducted.

(b)The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing (or its equivalent) under the Law of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business as currently conducted or the ownership of its material properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(c)The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of each Acquired Company, in each case, as in effect as of the date hereof. Such Organizational Documents are in full force and effect. No Acquired Company is in violation of any of the provisions of its Organizational Documents. The transfer books and minute books of the Acquired Companies have been made available for inspection by Buyer prior to the date hereof are true, correct and complete.

4.2Authorization of Agreement(a). The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder, and, subject to receiving the Stockholder Approval (which the Company acknowledges is to occur by execution of the Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement), to consummate the Transactions. The execution and delivery of this Agreement and each of the Company Documents by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Merger and other Transactions have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company (other than (i) the Stockholder Approval, (ii) as required by the DGCL and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting creditors’ rights and remedies generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Equitable Exceptions”). The Stockholder Approval is the only vote or approval of the Stockholders required to approve this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent constitutes such approval. The Stockholder Consent provides that it will be irrevocable upon delivery.

4.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 4.3(a) of the Company Disclosure Schedules, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of any Acquired Company; (ii) conflict with, or result in any violation of or default (or an event that with notice or lapse of time or both would constitute a default) under, require any consent under, create in any party thereto the right to terminate, amend, accelerate or cancel, result in the creation of any Lien on any property, asset or right of any Acquired Company pursuant to, any provision of any Material Contract or Permit to which any Acquired Company is a party; or (iii) violate any Law or Order applicable to any Acquired Companies, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to be material to the Acquired Companies taken as a whole.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Acquired Company in connection with the execution and delivery by the Company of this

Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for (i) any filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iii) any other consent, waiver, approval, Order, Permit, authorization, declaration, filing or notification, the failure of which to obtain or provide, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.4Capitalization.

(a)As of the date hereof: (i) the authorized capital stock of the Company consists of 300,000,000 Common Shares; (ii) there are 19,354,926 Common Shares issued and outstanding; (iii) there are Stock Options to purchase 2,017,187 Common Shares issued and outstanding; (iv) there are RSUs outstanding with respect to 936,299 Common Shares that can be settled in cash or shares; and (v) there are PSUs outstanding with respect to 176,772 Common Shares that can be settled in cash. All issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or rights of first refusal. Schedule 4.4(a) of the Company Disclosure Schedules accurately sets forth, as of the date hereof, a true, correct and complete list of (A) the names of each Stockholder, (B) the number of Common Shares held by each such Equityholder and (C) the number of such Common Shares remaining unvested and the applicable vesting schedule of such unvested Common Shares. Schedule 4.4(b) of the Company Disclosure Schedules accurately sets forth, as of the date hereof, (1) the names of each holder of Stock Options and RSUs, (2) the number of Common Shares subject to such holder’s Stock Options or RSUs, (3) the date of grant, (4) the per share exercise price, (5) the vesting schedule, (6) whether such Stock Options are intended to be “incentive stock options” (as such term is defined under Section 422 of the Code) and (7) whether such Stock Option was granted to a current or former employee.

(b)Except for this Agreement, the Certificate of Incorporation, the Stockholders Agreement and the Stock Options and RSUs described in Section 4.4(a) above, there is no outstanding option, warrant, call, right, or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting or transfer of the Common Shares.

4.5Subsidiaries.

(a)Schedule 4.5(a) of the Company Disclosure Schedules sets forth the name of each of the Company Subsidiaries, and, with respect to each Company Subsidiary: (i) the jurisdiction in which it is incorporated or organized, (ii) the amount of its authorized capital stock or other equity or ownership interests and (iii) the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or membership interests held by each such holder, in each case, as of the date hereof. Each of the Company Subsidiaries is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the Law of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as currently conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the Law of each jurisdiction in which the conduct of its business as currently conducted or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Except for the Subsidiaries listed on Schedule 4.5(a) of the Company Disclosure Schedules, no Acquired Company directly or indirectly owns any equity, partnership, membership, joint venture or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership, joint venture or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(b)The outstanding shares or other equity interests of each of the Company Subsidiaries are validly issued, fully paid and nonassessable, to the extent such concepts are applicable to such equity interests, and have not been issued in violation of any preemptive rights. There is no outstanding option, warrant, call, right or Contract to which any of the Company Subsidiaries is a party requiring, and there are no convertible securities of any of the Company Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other securities of any of the Company Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of any of the Company Subsidiaries. No Company Subsidiary is a party to any voting trust or other Contract with respect to the voting or transfer of the capital stock of such Company Subsidiary.

4.6Financial Statements.

(a)Attached hereto as Schedule 4.6 of the Company Disclosure Schedules are copies of (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations and cash flows of the Acquired Companies for the period then ended, together with the notes thereto (the “Audited Financial Statement”) and (b) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2022 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows of the Acquired Companies for the three-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except for the absence of normal and recurring year-end audit adjustments not included in the Unaudited financial Statements and lack of footnotes in the Unaudited Financial Statement (in each case, which are not expected to be material, individually or in the aggregate), which if presented would not be materially different from those in the Audited Financial Statements, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates and for the periods indicated therein.

(b)Except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of the Acquired Companies as at the Balance Sheet Date, no Acquired Company has any liability or obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Acquired Companies or disclosed in the notes thereto, except for liabilities and obligations, incurred in the Ordinary Course of Business since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Acquired Companies.

(c)The books of account and financial records of the Acquired Companies are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(d)The Acquired Companies have established and maintained a system of internal controls. Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of the Acquired Companies’ financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP.

(e)The financial projections made available by or on behalf of the Acquired Companies to Buyer and Merger Sub have been prepared in good faith by management of the Company based upon assumptions that were believed by the Acquired Companies and management of the Company to be reasonable at the time made.

4.7Absence of Certain Developments. Except as set forth on Schedule 4.7 of the Company Disclosure Schedules and except as expressly contemplated by this Agreement, since the Balance Sheet Date to the date hereof: (i) there has not been any effect, change, event, occurrence, development or circumstance that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, (ii) no Acquired Company has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) except for the COVID-19 Measures, (a) the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business in all material respects; and (b) except for the Transactions, none of the Acquired Companies has taken any action that would, after the date hereof, be prohibited by Section 6.2.

4.8Taxes.

(a)Each of the Acquired Companies has timely filed with the appropriate Governmental Body all material Tax Returns required to be filed by it, or with respect to, such entity. All such material Tax Returns have been properly completed in compliance with applicable legal requirements and are true, correct and complete in all material respects. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions automatically available by statute.

(b)All material Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid and the Acquired Companies have adequately reserved in the Financial Statements in accordance with GAAP for all material Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof. Since the end of the most recent period covered by the Financial Statements, the Acquired Companies have not incurred any liability for Taxes outside the Ordinary Course of Business. The Acquired Companies have complied in all material respects with applicable Tax Laws.

(c)All material Taxes (including, without limitation, all Canadian withholding taxes) required to be withheld by any Acquired Company have been withheld and have been (or will be) duly and timely paid to the proper Governmental Body. Each Acquired Company has properly requested, received and retained any material exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transaction as to which the Acquired Companies otherwise would have been obligated to collect or withhold Taxes. Each Acquired Company has materially complied with all information reporting and record keeping requirements under all applicable Tax Laws, including retention and maintenance of required records with respect thereto.

(d)Except as set forth on Schedule 4.8(d) of the Company Disclosure Schedules, there is no pending or, to the knowledge of the Acquired Companies, threatened disputes, audits, investigations, examinations, proceedings, demands, causes of action, suits, arbitrations, inquiries, hearings, requests for information, filing, claim, proposed adjustments, assessments or other actions or proceedings (whether administrative, regulatory or otherwise) by any Governmental Body concerning any Tax liability of any Acquired Company is currently in progress. There are no matters under discussion with any Governmental Body with respect to the liability of an Acquired Company with respect to Taxes that would reasonably be expected to result in an additional liability for Taxes with respect to the Acquired Companies. All deficiencies claimed, proposed or asserted or assessments made against any Acquired Company by any Governmental Body have been fully paid (or will be timely paid prior to the Closing (if the Closing occurs)) and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Body that reasonably could be expected to be asserted in any other period and that likely would result in additional liability for Taxes with respect to any Acquired Company.

(e)Each Acquired Company is in material compliance with all applicable transfer pricing Law and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company, and the prices charged, paid, or incurred between (or among) each of the Acquired Companies and their respective Affiliates, or any combination thereof, for any property or services (or for the use of money or any other property) are arm’s-length prices for purposes of all applicable transfer pricing Law (and no other material consideration has been charged, paid, or incurred for any such property or services other than those documented prices that were charged, paid, and incurred for such property and services).

(f)No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Companies do not file a Tax Return that an Acquired Company is required to file a Tax Return or pay Tax in such jurisdiction.

(g)Except as set forth on Schedule 4.8(g) of the Company Disclosure Schedules, the Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, nor has any request been made in writing for any such extension or waiver other than extensions automatically available by statute. There is no power of attorney in effect or in force with respect to Taxes, or any matter related to Taxes, of any Acquired Company.

(h)There are no liens for Taxes upon any property or asset of any Acquired Company (other than Permitted Liens).

(i)No Acquired Company has (i) deferred any payment of Taxes (that would otherwise be due) through any automatic extension or other grant of relief provided by a Pandemic Response Law, except to the extent accurately reflected as Debt hereunder or (ii) sought any other Tax benefit from any applicable Governmental Body related to any governmental response to COVID-19 (including, without limitation, any benefit provided or authorized by a Pandemic Response Law).

(j)Except as set forth on Schedule 4.8(j) of the Company Disclosure Schedules, no Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date (whether pursuant to Section 481 of the Code, Section 263A of the Code, or otherwise), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) deferred revenue accrued prior to the Closing Date, (vii) deferred gains arising prior to the Closing Date, (viii) election under Section 108(i) of the Code (or any corresponding provision of applicable state, local, provincial, or non-U.S. Law), (ix) except to the extent accurately reflected as Debt hereunder, “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) or “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law) of any Acquired Company (or any Affiliate of any Acquired Company) attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (i.e., measured as though the Closing Date were the last day of the applicable taxable period), or (x) any election under Section 965(h) of the Code.

(k)The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, and the Company is not and has never been a party to or bound by any offer in compromise, closing agreement, gain recognition agreement or other agreement with any Governmental Body with respect to Taxes. No Tax ruling has been applied for or received by the Company.

(l)Except as set forth on Schedule 4.8(l) of the Company Disclosure Schedules, no Acquired Company has or will have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, operation of Law or otherwise.

(m)Except as set forth on Schedule 4.8(m) of the Company Disclosure Schedules, no Acquired Company has ever been included in (or includible in) any “affiliated group” within the meaning of Section 1504(a)(1) of the Code (other than an “affiliated group” within the meaning of Section 1504(a)(1) of the Code of which the Company is the common parent of such “affiliated group” within the meaning of Section 1504(a)(1) of the Code).

(n)The U.S. federal income tax classification of each Acquired Company is set forth on Schedule 4.8(n) of the Company Disclosure Schedules.

(o)No Acquired Company is or ever has had any branch, agency, permanent establishment, or other taxable presence outside of the country where it is organized.

(p)No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q)No Acquired Company ever has entered into or participated in any transaction that is described as (x) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local, or non-U.S. Law) or (y) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local, or non-U.S. Law).

(r)Each reference to any Acquired Company in this Section 4.8 shall be deemed to include, and shall include, (x) each Person that merged with and into, or liquidated into, such Acquired Company and (y) each Person for which such Acquired Company has any successor or transferee liability (whether by Contract, Law, or otherwise).

4.9Real Property.

(a)Schedule 4.9(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases or subleases of real property (“Leased Real Property”), in effect on the date hereof, with respect to which any Acquired Company is the tenant or lessee (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”). The Company has made available to Buyer true, correct and complete copies of all Real Property Leases (including all amendments thereto). Subject to the Equitable Exceptions, the applicable Acquired Company has good and marketable leasehold title under each of the Real Property Leases, free and clear of all Liens other than Permitted Liens. No Acquired Company has granted (i) any Leased Real Property other than Permitted Liens or (ii) to any Person, other than an Acquired Company, any right to use or occupy any Leased Real Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, as of the date hereof and to the Knowledge of the Company, (1) each Real Property Lease is in full force and effect, (2) each Real Property Lease is the valid and binding obligation of the parties thereto in accordance with its terms, subject to the Equitable Exceptions, and (3) no party to any Real Property Lease is in material breach or default thereunder beyond the expiration of any applicable notice and cure period, and there exists no event which, with notice or lapse of time or both, would constitute a default thereunder. All Real Property Leases shall remain valid and binding in accordance with their terms following the Closing.

(b)Schedule 4.9(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all real property owned by the Acquired Companies (“Owned Real Property”). Each applicable Acquired Company owns good and valid marketable title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens. No Acquired Company has granted (i) any Liens on any Owned Real Property other than Permitted Liens, or (ii) to any Person, other than an Acquired Company, any right to use or occupy any Owned Real Property.

(c)No parcel of Owned Real Property or real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Acquired Companies for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All warehouses, offices, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Acquired Companies as currently conducted.

4.10Personal Property. Except as disposed of in the Ordinary Course of Business since the Balance Sheet Date, an Acquired Company has good and valid title to, or a valid leasehold interest in, all material items of tangible personal property reflected in the Financial Statements as being owned or leased by the Acquired Companies, free and clear of all Liens other than Permitted Liens. Schedule 4.10 of the Company Disclosure Schedules sets forth a true and complete list of each account maintained by or for the benefit of any Acquired Company at any bank or other financial institution, including the name of the bank or financial institution, the type of account and the account number.

4.11Intellectual Property.

(a)Schedule 4.11(a) of the Company Disclosure Schedules contains a true and complete list of the registered and material unregistered Intellectual Property owned by or exclusively licensed to any Acquired Company (the “Registered IP”). Each Acquired Company owns, free and clear of all Liens other than Permitted Liens, or has the right to use all Intellectual Property used in or otherwise necessary for the conduct of their respective businesses. The Registered IP is not the subject of any challenge received by any Acquired Company relating to invalidity or unenforceability and is valid and subsisting and, to the knowledge of the Company, enforceable. None of the Acquired Companies has received any notice of any default under any license of Intellectual Property to which such Acquired Company is a party.

(b)Each Acquired Company has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property, including the Registered IP, and has maintained the confidentiality of all information that constitutes or constituted a trade secret of any Acquired Company. No present or former employee, officer or director of any Acquired Company, or agent, outside contractor or consultant of any Acquired Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or purported to be owned by any Acquired Company (the “Owned Intellectual Property”).

(c)Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedules, none of the Acquired Companies has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like).

(d)No present or former employee, officer or director of any Acquired Company, or agent, outside contractor or consultant of any Acquired Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property.

(e)None of the Acquired Companies has (i) infringed upon or misappropriated, violated, diluted or constituted the unauthorized use of any Intellectual Property of any third party, or (ii) received any written notice or written claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property.

(f)The execution, delivery and performance of this Agreement, and the consummation of the Merger, will not give rise to any right of any third party to terminate or re-price or otherwise modify any Acquired Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by and Acquired Company.

(g)In the past 12 months, there have been no material failures, crashes, security breaches or other adverse events affecting the software, computer hardware, firmware, networks, interfaces and related systems (collectively, “IT Systems”) used by the Acquired Companies, which have caused material disruption to the business of the Acquired Companies. The Acquired Companies provide for the back-up and recovery of material data and have implemented disaster recovery plans, procedures and facilities and, as applicable, have taken all steps to implement such plans and procedures. The Acquired Companies have taken reasonable actions to protect the integrity and security of the IT Systems and the information stored therein from unauthorized use, access or modification.

(h)The Acquired Companies comply, and since January 1, 2019 have complied, in all material respects with all applicable Data Security Requirements and have in place adequate written policies relating to privacy, data protection, and the collection and use of Personal Data and other sensitive data collected, used, or held for use by the Acquired Companies, to comply with its obligations under the Data Security Requirements and maintain and enforce such policies and procedures. The transactions contemplated by this Agreement will not result in any material liabilities in connection with any Data Security Requirements.

(i)No Acquired Company has suffered any actual or alleged data security breaches, or unauthorized access or use, loss, destruction or damage of or to Personal Data and other sensitive data or confidential information in its possession or under its control, and, to the Knowledge of the Company, there are no facts or circumstances that would require any Acquired Company to give notice to any Person of any actual or perceived data security breach pursuant to any Data Security Requirement.

4.12Material Contracts.

(a)Schedule 4.12(a) of the Company Disclosure Schedules sets forth the following Contracts to which an Acquired Company is a party or by which it is bound, in each case, as of the date hereof (collectively, the “Material Contracts”):

(i)Contracts that (x) contain a noncompetition covenant that precludes any Acquired Company from operating in any line of business or in any geographic location or during any period of time, (y) restrict the rights of any Acquired Company to sell to or purchase from any Person or to hire any Person, or (z) grant the other party or any third person “most favored nation” status or any type of special discount rights;

(ii)Contracts that create, govern or control any joint venture or partnership relating to any Acquired Company;

(iii)Contracts with any labor union or association representing any employee of an Acquired Company;

(iv)Contracts for the sale of any of the assets of an Acquired Company (whether by merger, sale of stock, sale of assets or otherwise) (i) within the last three years for consideration in excess of $5,000,000 or (ii) under which an Acquired Company has (x) continuing indemnification obligations or (y) any material unexpired rights or obligations (other than, in each case, sales or dispositions of inventory or other assets in the Ordinary Course of Business);

(v)Contracts relating to any acquisition made by an Acquired Company of any operating business, assets or amount of share capital or other equity securities of any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, (A) within the last three years for consideration in excess of $5,000,000 and (B) that contain representations, warranties, covenants, indemnities, material unexpired rights, including any “earn-out” or similar contingent payment obligations or any other obligations of such Acquired Company that are still in effect;

(vi)Contracts relating to the incurrence, assumption or guarantee of Debt (other than advances to employees for expenses, transactions with customers on credit or Contracts relating to trade payables, in each case, in the Ordinary Course of Business);

(vii)Contracts under which any Acquired Company guarantees the performance or obligations of any other Person, including another Acquired Company;

(viii)Contracts with any Material Customer or Material Supplier;

(ix)Contracts that require any Acquired Company to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(x)Contracts with any Governmental Body;

(xi)Contracts with any Related Party of an Acquired Company that is entered into other than by way of bargain at arms’ length or outside the Ordinary Course of Business;

(xii)any settlement of any material litigation involving an Acquired Company that obligates the Acquired Company to pay settlement funds or otherwise binds the Acquired Company after the date hereof;

(xiii)Contracts relating to Owned Real Property or Leased Real Property;

(xiv)Contracts pursuant to which any Acquired Company grants to any Person or is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to any material Intellectual Property, other than (i) Contracts pursuant to which the Company is granted a license for generally commercially available software or software-as-a-service on standard terms and (ii) nonexclusive Contracts entered into in the Ordinary Course of Business;

(xv)Contracts (other than a Company Benefit Plan) which involve the capital commitment or capital expenditure by an Acquired Company, or would result in payments to an Acquired Company, of more than $1,000,000 in the aggregate in any twelve-month period that are not terminable by such Acquired Company without penalty or other termination payment on notice of 30 days or less; and

(xvi)Contracts to enter into any of the foregoing.

(b)Except as set forth on Schedule 4.12(b) of the Company Disclosure Schedules, each Material Contract is a valid and binding agreement of the applicable Acquired Company, enforceable against such member in accordance with its terms and, to the Knowledge of the Company, the other parties thereto and will continue to be in full force and effect on identical terms immediately following the Closing Date, except as such enforcement may be limited by Equitable Exceptions. The Company has made available to Buyer true, correct and complete copies of all Material Contracts, including any amendments thereto. Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, (i) the applicable Acquired Company is not, and has not received any written notice as of the date hereof that any other party thereto is, in breach of or in default under any Material Contract and (ii) to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach of or default under any Material Contract. No Acquired Company has received any notices seeking (i) to excuse a third party’s nonperformance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

4.13Employee Benefits Plans.

(a)Schedule 4.13(a) of the Company Disclosure Schedules lists, as of the date hereof, each Company Benefit Plan. The Company has made available to Buyer correct and complete copies of: (i) each written Company Benefit Plan or a summary of the terms of any unwritten Company Benefit Plan; (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, including any summary of material modifications; (iv) each trust agreement and insurance or group annuity contract, if any, relating to any Company Benefit Plan; and (v) any non-routine correspondence with any Governmental Body in the past six years relating to such Company Benefit Plan.

(b)(i) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received or are entitled to rely on an opinion or advisory letter with respect to a pre-approved plan; and (ii) no event has occurred since the date of the most recent determination, opinion or advisory letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan.

(c)(i) All Company Benefit Plans have been maintained and administered in accordance with their terms and applicable Laws, including ERISA and the Code; (ii) there are no claims, lawsuits or arbitrations (other than routine claims for benefits) or audits, investigations, or examinations by any Governmental Body, pending or, to the Knowledge of the Company, threatened, against any of the Company Benefit Plans or any fiduciary thereof; (iii) except as set forth in Schedule 4.13(c) of the Company Disclosure Schedules, all Company Benefit Plans are maintained in the United States and are subject only to the Laws of the United States or a political subdivision thereof; (iv) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been timely made; and (v) with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), each such Company Benefit Plan has been operated and documented in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(d)Except for each Multiemployer Plan set forth on Schedule 4.13(d) of the Company Disclosure Schedules, no Acquired Company or ERISA Affiliate currently, or within the preceding six years has, sponsored, maintained, contributed to, been obligated to contribute to, or otherwise had any liability with respect to a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(e)With respect to each Multiemployer Plan: (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by any Acquired Company or any ERISA Affiliate; (ii) no Acquired Company or ERISA Affiliate has received notice from a Multiemployer Plan that such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination); (iii) all contributions (including installments) required to be made by any Acquired Company or ERISA Affiliate have been timely made; and (iv) no Acquired Company or ERISA Affiliate has received notice from a Multiemployer Plan that such Multiemployer Plan has been terminated or has been or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or, except as set forth on Schedule 4.13(e) of the Company Disclosure Schedules, is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to any Acquired Company or any ERISA Affiliate. No Acquired Company or ERISA Affiliate is subject to any agreement which is intended to be covered by, or has any liability related to, Section 4204 of ERISA.

(f)Except as set forth on Schedule 4.13(f) of the Company Disclosure Schedules, none of the Company Benefit Plans provide for post-retiree health, welfare or life insurance benefits for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar state Law, (ii) for continuation of benefits through the remainder of the month in which a termination of employment occurs, or (iii) with respect to the right to convert a group insurance policy of any of the Acquired Companies to an individual insurance policy coverage through the end of the month following a termination of service.

(g)No employee or other service provider is entitled to any gross-up or other indemnification for Taxes from any Acquired Company, including under Sections 409A and 4999 of the Code.

(h)Except as set forth on Schedule 4.13(h) of the Company Disclosure Schedules, no Acquired Company is obligated to make any payments, including under any Company Benefit Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

(i)Except as set forth on Schedule 4.13(i) of the Company Disclosure Schedules, (i) neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in combination with any other event(s), (1) result in any payment becoming due to any employee or director of any Acquired Company under any Company Benefit Plan, or (2) result in the acceleration of the time of payment, funding or vesting of any benefits to any employee, contractor or director of the Acquired Companies under any Company Benefit Plan and (ii) there are no Severance Obligations or Change of Control Amounts.

4.14Labor.

(a)The Acquired Companies are, and during the past three years have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including discrimination or harassment in employment, sexual harassment, terms and conditions of employment, wages, hours, equal opportunity, collective bargaining, termination of employment, layoffs, immigration compliance, occupational safety and health, employee whistleblowing, employee privacy, employment practices and classification of employees, consultants and individual independent contractors.

(b)Schedule 4.14(b) of the Company Disclosure Schedules sets forth each collective bargaining contract that pertains to employees of the Acquired Companies. To the Knowledge of the Company, there are no, and during the past three years there have been no, organizing activities or demands for recognition by, or other collective bargaining arrangements or obligations with respect to, any labor organization or group of employees of any Acquired Company. No Acquired Company is in material breach of or in the last three years has materially breached or otherwise failed to comply with the provisions of any collective bargaining or union agreement. During the past three years, there has not been, nor is there pending or, to the Knowledge of the Company, threatened in writing, any material labor dispute between an Acquired Company and any labor organization, or any strike, work stoppage, work slowdown or lockout involving any employee of any Acquired Company. Except as set forth on Schedule 4.14(b) of the Company Disclosure Schedules, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of any Acquired Company.

(c)During the past three years, the Acquired Companies have withheld and paid to the appropriate Governmental Body or are holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Acquired Companies and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. During the past three years, the Acquired Companies have paid in full to all their respective employees, or adequately accrued in accordance with GAAP for, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)No Acquired Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. None of the Acquired Companies or any of their officers has received within the past three years any notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation relating to an Acquired Company and, to the Knowledge of the Company, no such investigation is in progress.

(e)To the Knowledge of the Company, no current officer at manager level or above of any Acquired Company intends, or is expected, to terminate their employment relationship with such entity in the one year immediately following the consummation of the transactions contemplated hereby.

(f)Except as set forth on Schedule 4.14(f) of the Company Disclosure Schedules, during the past three years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made through the Company’s reporting procedures, filed with a Governmental Body or, to the Knowledge of the Company, threatened in writing against any Acquired Company or any of their respective current or former directors, officers or senior level management employees, and (ii) no Acquired Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their current or former directors, officers or senior level management employees.

4.15Litigation. Except as set forth on Schedule 4.15 of the Company Disclosure Schedules, as of the date hereof, (a) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Acquired Company and (b) none of the Acquired Companies is subject to or in default under any Order or any pending or threatened investigation by a Governmental Body. There is no litigation by any Acquired Company pending, or which an Acquired Company has commenced preparation to initiate, against any Person.

4.16Compliance with Laws; Permits.

(a)Except as set forth on Schedule 4.16(a) of the Company Disclosure Schedules, each Acquired Company is and for the past three years has been in compliance in all material respects with all Laws applicable to its respective business or operations. No Acquired Company or any of its executive officers has received during the past three years any written notice, Order, complaint or other communication from any Governmental Body or any other Person alleging material noncompliance with any such Laws by any Acquired Company. No investigation by a Governmental Body with respect to any Acquired Company is pending or, to the Knowledge of the Company, threatened in writing regarding a violation of any Law applicable to it.

(b)Each Acquired Company has obtained all Permits which are required for the operation of its respective business as currently conducted, except as would not reasonably be expected to be material to the Acquired Companies individually or taken as a whole. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The Acquired Companies will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Acquired Companies.

4.17Anti-Corruption and Anti-Bribery Laws. No Acquired Company (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Acquired Companies, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The Acquired Companies, and, to the Knowledge of the Company, all entities acting on behalf of the Acquired Companies, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable national, regional or local anticorruption Law. The books of account and other financial records of the Acquired Companies (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls.

4.18Environmental Matters. Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, (a) the operations of each Acquired Company are and have been for the past three years in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws to operate its respective business as currently conducted (“Environmental Permits”); (b) none of the Acquired Companies is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceedings or actions, alleging that such Acquired Company may be in violation of any Environmental Law or any Environmental Permit, or seeking to revoke, withdraw, terminate, cancel, or modify any Environmental Permit; (c) none of the Acquired Companies is subject to any Order arising under Environmental Law; (d) no consent, approval, or authorization of, or any declaration, notice, filing, or registration with, any Governmental Body is required in connection with the transfer of any Environmental Permit, or as a result of the consummation of the transactions contemplated under this Agreement; (e) there have been no Releases of Hazardous Materials in amounts or in a manner that would reasonably be expected to result in material liability in connection with the operation of the Acquired Companies; (f) no Acquired Company is subject to any agreement with any Governmental Body or any other Person pursuant to which such Acquired Company either (i) assumed responsibility for or liability resulting from any violation of Environmental Law caused by a third party occurring prior to the date hereof or the Release, treatment, storage or disposal of Hazardous Materials occurring prior to the date hereof; or (ii) is required to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Legal Proceeding alleging or claiming any liabilities under Environmental Law caused by a third party; and (g) the Acquired Companies have made available to Buyer all material environmental documents in its possession, or to which it has reasonable access.

4.19Insurance. Schedule 4.19 of the Company Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Acquired Companies, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  The Company has not received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, no claim currently is pending under any such policy involving an amount in excess of $100,000.  Schedule 4.19 of the Company Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  All material insurable risks in respect of the business and assets of the Acquired Companies are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Acquired Companies are engaged.  The activities and operations of the Acquired Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of such policies.  No Acquired Company has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

4.20Customers and Suppliers.

(a)Schedule 4.20(a) of the Company Disclosure Schedules lists the top 10 customers by revenue of the Acquired Companies for each of (a) the year ended December 31, 2021 and (b) the interim period commencing on January 1, 2022 through the Balance Sheet Date (each, a “Material Customer”). None of the Material Customers have terminated or given notice to the Company evidencing its intention to cancel, terminate or materially and adversely modify its relationship with any Acquired Company.

(b)Schedule 4.20(b) of the Company Disclosure Schedules lists the top 10 suppliers or contractors by fiscal year spend by the Acquired Companies for each of (a) the year ended December 31, 2021 and (b) the interim period commencing on January 1, 2022 through the Balance Sheet Date (each, a “Material Supplier”). None of the Material Suppliers have terminated or given notice to the Company evidencing its intention to cancel, terminate or materially and adversely modify its relationship with any Acquired Company.

(c)Except as set forth on Schedule 4.20(c) of the Company Disclosure Schedules, no Acquired Company (i) has experienced any material disruption in its supply chain networks as a result of COVID-19 that remains ongoing as of the date hereof or (ii) has made, or currently plans to make, any material changes to its supply chains or vendor services in response to COVID-19.

4.21Title to Sufficiency and Condition of Assets.

(a)Each Acquired Company has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Unaudited Financial Statements or acquired in the Ordinary Course of Business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice. The assets owned or leased by each Acquired

Company constitute all of the assets necessary and sufficient for such Acquired Company to carry on its business in all material respects. None of the assets owned or leased by any Acquired Company is subject to any Lien, other than Permitted Liens.

(b)All tangible assets owned or leased by the Acquired Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

4.22COVID-19. Except as set forth on Schedule 4.22 of the Company Disclosure Schedules, no Acquired Company (a) received a loan pursuant to the “Paycheck Protection Program,” as defined in Sections 1102 and 1106 of the CARES Act or (b) otherwise obtained any government benefit or government loan under the Pandemic Response Law or any other Law enacted in the United States or Canada prior to the date hereof and intended to address the economic consequences of COVID-19.

4.23Affiliate Interests and Transactions.

(a)Except as set forth on Schedule 4.23(a) of the Company Disclosure Schedules, no Related Party of any Acquired Company: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Acquired Company or its business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that any Acquired Company uses or has used in or pertaining to its business; (iii) has or has had any business dealings or a financial interest in any transaction with any Acquired Company or involving any assets or property of any Acquired Company, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by any Acquired Company.

(b)Except for this Agreement, there are no Contracts by and between any Acquired Company, on the one hand, and any Related Party of any Acquired Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from any Acquired Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c)There are no outstanding notes payable to, accounts receivable from or advances by any Acquired Company to, and no Acquired Company is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of any Acquired Company. Since the Balance Sheet Date, no Acquired Company has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of any Acquired Company, other than the transactions contemplated by this Agreement.

4.24Brokers. Except for Stifel, Nicolaus & Company, Incorporated (“Stifel”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Each of Buyer and Merger Sub hereby represents and warrants to the Company that as of the date hereof and as of the Closing Date:

5.1Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business in all material respects as currently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business in all material respects as currently conducted, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to (i) have a material adverse effect on the ability of Buyer or Merger Sub to perform their obligations under, or consummate the transactions contemplated by, this Agreement or (ii) cause a material delay in the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

5.2Merger Sub’s Operations. Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

5.3Authorization of Agreement. Each of Buyer and Merger Sub has all requisite corporate (or similar entity) power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer or Merger Sub in connection with the consummation of the Transactions (the “Buyer Documents”), to perform their respective obligations hereunder and thereunder, and to consummate the Transactions other than, with respect to Merger Sub the adoption of this Agreement by Buyer as the sole stockholder of Merger Sub. The execution and delivery of this Agreement and the Buyer Documents by each of Buyer and Merger Sub, the performance of their respective obligations hereunder and thereunder, and the consummation by Buyer and Merger Sub of the Merger and other Transactions have been duly authorized by all necessary corporate (or similar entity) action on behalf of each of Buyer and Merger Sub, and no other corporate (or similar entity) action on the part of Buyer or Merger Sub (other than (i) the adoption of this Agreement by Buyer as the sole stockholder of Merger Sub and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

5.4Conflicts; Consents of Third Parties.

(a)None of the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the consummation by Buyer or Merger Sub of the Transactions, or compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of Buyer or Merger Sub; (ii) conflict with, or result in any violation of or default (or an event that with notice or lapse of time or both would constitute a default) under, require any consent under, create in any party thereto the right to terminate, amend, accelerate, cancel, or result in the creation of any Lien on any property, asset or right of any Acquired Company pursuant to, any provision of any Contract or Permit to which Buyer or Merger Sub is a party; (iii) violate any Law or Order applicable to Buyer or Merger Sub; other than, in the case of clauses (ii) and (iii), such conflicts, violations or defaults that would not reasonably be expected to prohibit, restriction or have a material adverse effect on the ability of Buyer or Merger Sub to consummate the Transactions.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or Merger Sub in connection with the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof, or the consummation by Buyer or Merger Sub of the Transactions, except for: (i) any filings required under and in compliance with the applicable requirements of the HSR Act and any other Antitrust Laws; and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.5Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer or Merger Sub that would reasonably be expected to challenge, prohibit, restrain, prevent, enjoin or otherwise delay the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions. Neither Buyer nor Merger Sub is subject to any Order except to the extent the Order would not reasonably be expected to challenge, prohibit, restrain, prevent, enjoin or otherwise delay the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions.

5.6Brokers. Except for UBS Investment Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Merger Sub.

5.7Sufficient Funds.

(a)Buyer has delivered to the Company true, correct, and complete copies of an executed commitment letter from each of the financial institutions identified therein, dated as of the date hereof (including the exhibits, annexes and schedules thereto, the “Commitment Letter,” and the commitments under the Commitment Letter, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the Transactions (the “Financing”), and the related fee letter (the “Fee Letter”), which copy of such Fee Letter may be redacted to remove only the fees and economic flex terms and other commercially sensitive or customarily redacted information set forth therein so long as such redacted information does not adversely affect the conditionality, availability, or aggregate principal amount of the Financing.

(b)As of the date hereof, the Commitment Letter and the Fee Letter are in full force and effect and has not been withdrawn, rescinded, replaced or terminated, or otherwise amended, restated, amended and restated, waived, supplemented or otherwise modified in any respect and is a legal, valid and binding obligation of Buyer and the other parties thereto, enforceable in accordance with their terms, subject to the Equitable Exceptions and are not subject to any contingencies or conditions that are not expressly set forth therein. There are no agreements, side letters or arrangements (other than the Commitment Letter and the Fee Letter) relating to the Financing Commitments or the Financing that could affect the amount, conditionality or availability thereof. Neither Buyer nor Merger Sub is in breach of any of the terms or conditions set forth in the Commitment Letter or the Fee Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitment Letter (assuming the accuracy of the Company’s representations and warranties herein and that all conditions set forth in Sections 7.1 and 7.2 hereof are satisfied) or the Fee Letter, and neither Buyer nor Merger Sub has any reason to believe that it will be unable to satisfy, on a timely basis, any condition of closing to be satisfied by it contained in the Commitment Letter, or that full amount of the Financing will not be available to Buyer or Merger Sub on the Closing Date. Buyer or Merger Sub has fully paid any and all commitment fees or other fees required by the Financing Commitment or any Fee Letter to be paid on or before the date hereof. Assuming the accuracy of the Company’s representations and warranties herein, the aggregate proceeds from the Financing (net of original issue discount, upfront fees and other fees, premiums and charges payable in connection therewith, after giving effect to the maximum amount of “market flex” provided under the Financing Commitments and each Fee Letter), together with cash on hand of Buyer, will be sufficient for satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the Transactions, including the payment of the Merger Consideration, repayment of the Debt Payoff Amount and the payment of all associated costs and expenses payable by Buyer (including the Closing Transaction Expenses) (collectively, the “Required Amount”). The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Buyer on the terms set forth therein. As of the date hereof, the Financing Commitment has not been terminated or withdrawn, and no lender has notified Buyer or Merger Sub of its intention to terminate or withdraw the Financing Commitment and no event has occurred which, with or without notice, lapse of time or both, constitutes or would constitute a breach, default or event of default on the part of Buyer or, to the knowledge of Buyer, any other party under, a basis for termination by any party thereto, of the Commitment Letter.

5.8Non-Reliance. Buyer and Merger Sub each represent and warrant to the Company that (a) it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Companies, and each acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquired Companies for such purpose and in making its decision to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions, it has relied upon its own such investigation and the specific representations and warranties expressly made by the Company in Article IV of this Agreement, any agreements ancillary hereto or any certificate delivered pursuant hereto, including the related portions of the Company Disclosure Schedules, (b) it has been advised by, and acknowledges that, neither the Company nor any other Person makes any other representation or warranty, expressed or implied, written or oral, at Law or in equity, with respect to any Acquired Company, the Transactions, or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), which is not set forth in Article IV of this Agreement, any agreements ancillary hereto or any certificate delivered pursuant hereto, including with respect to merchantability or fitness of any particular purpose of any assets, the nature or extent of any liabilities, the prospects of their respective businesses, the effectiveness or the success or profitability of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data or other information (financial or otherwise), and the Company disclaims liability and responsibility for any other representations or warranties, whether made by any Acquired Company or any of their respective Affiliates or Representatives, and no such Person has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement, and (c) subject to the specifically bargained-for exclusive remedies as set forth in this Agreement, it is not relying upon, and will not rely upon, (i) any representation or warranty, expressed or implied, written or oral, at Law or in equity, made by any Person in respect of any Acquired Company or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) which is not set forth in Article IV of this Agreement, any agreements ancillary hereto or any certificate delivered pursuant hereto, including with respect to merchantability or fitness of any particular purpose of any assets, the nature or extent of any liabilities, the prospects of their respective businesses, the effectiveness or the success or profitability of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data or other information (financial or otherwise) regarding any Acquired Company provided to, or otherwise made available to, Buyer, Merger Sub or their Representatives, including in any “data rooms,” “virtual data rooms,” management presentations, or in respect of any other matter or thing whatsoever, and (ii) any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article IV of this Agreement, any agreements ancillary hereto or any certificate delivered pursuant hereto.

ARTICLE VI
COVENANTS

6.1Access to Information.

(a)From the date hereof until the Closing or earlier termination of this Agreement, the Company shall provide Buyer and its Representatives, upon reasonable advance notice and under reasonable circumstances, with reasonable access during normal business hours to the facilities, offices, books and records, and Contracts of the Acquired Companies and furnish reasonably promptly all relevant information concerning the Acquired Companies’ business, finances, properties and personnel as Buyer may reasonably request; provided, that (i) any such access and activities shall be conducted under the supervision of the Company’s personnel and in a manner not to unreasonably interfere with the business or operations of the Acquired Companies and (ii) without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Buyer and its Representatives shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies. Notwithstanding anything herein to the contrary, none of the Acquired Companies shall be required to provide such access or disclose any information to Buyer and its Representatives if the Company reasonably determines that such access or disclosure would (A) jeopardize or result in a waiver of attorney-client privilege, (B) violate any Contract to which any Acquired Company is a party entered into prior to the date hereof, or (C) violate any Law which any Acquired Company is subject to; provided, that the parties will cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information or to provide access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joinder agreements with respect to any information or access so provided. All requests for such access shall be directed to such Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, prior to the Closing, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), neither Buyer, its Affiliates nor their respective Representatives shall contact any contractor, supplier, customer, landlord or other material business relationship of any Acquired Company. For the avoidance of doubt, Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.1(a).

(b)For a period of seven years after the Closing, Buyer shall cause the Surviving Corporation and the Company Subsidiaries to use commercially reasonable efforts to (i) provide the Stockholder Representative and its Representatives, upon reasonable advance notice and under reasonable circumstances, reasonable access to the appropriate officers, books and records (including all electronic data related thereto) of the Surviving Corporation and the Company Subsidiaries during Surviving Corporation’s normal business hours and subject to applicable Laws (including any COVID-19 Measures), and (ii) permit Stockholder Representative and its Representatives to make copies of any such books and records; provided, that the Stockholder Representative and its Representatives shall conduct any such activities at the Stockholder Representative’s sole expense in compliance with all applicable safety rules and reasonable controls and in such a manner as not to interfere with the normal operations of Buyer or the Surviving Corporation or any of the Company Subsidiaries. Buyer agrees to cause the Company to hold all of the books and records of the Acquired Companies existing on the Closing Date and not to destroy or dispose of any thereof, to the extent commercially reasonable, for a period of seven years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing to surrender them to the Stockholder Representative, at the Stockholder Representative’s sole expense, at least 60 days prior to such destruction or disposition. Notwithstanding anything herein to the contrary, neither Buyer, the Surviving Corporation nor the Company Subsidiaries shall be required to provide such access or disclose any information to the Stockholder

Representative or its Representatives if Buyer reasonably determines that such access or disclosure would (A) jeopardize or result in a waiver of attorney-client privilege, (B) violate any Contract to which Buyer, the Surviving Corporation or the Company Subsidiaries is a party, or (C) violate any Law which Buyer, the Surviving Corporation or the Company Subsidiaries is subject to; provided, that the parties will cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information or to provide access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joinder agreements with respect to any information or access so provided. No rights under this Section 6.1 may be exercised by the Stockholder Representative or any of its advisors, accountants, attorneys or other representatives to prepare for or initiate, or otherwise in connection with, any actual or potential litigation or other disputes related to this Agreement or any of the transactions contemplated hereby. Buyer, the Surviving Corporation and the Company Subsidiaries shall have the right to have one or more of their respective representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.1(b).

(c)From the date hereof until the Closing or earlier termination of this Agreement, the Company shall provide to Buyer and its Representatives copies of the unaudited consolidated balance sheet of the Acquired Companies and the related unaudited consolidated statements of operations and cash flows of the Acquired Companies for each fiscal quarter of the Acquired Companies ending at least forty-five (45) days prior to the Closing Date.

6.2Conduct of the Business Pending the Closing.

(a)From the date hereof until the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement, or (iii) with the prior written consent of Buyer, the Company shall, and shall cause the Company Subsidiaries to, (x) conduct the respective businesses of the Acquired Companies in the Ordinary Course of Business, and use best efforts to (y) (1) preserve substantially intact the business organization and assets of the Acquired Companies, (2) keep available the services of the employees of the Acquired Companies who are integral to the operation of the business of the Acquired Companies as presently conducted, (3) preserve the current relationships of the Acquired Companies with customers, suppliers and other Persons with which the Acquired Companies have significant business relations and (4) keep and maintain the assets and properties of the Acquired Companies in good repair and normal operating condition, wear and tear excepted. Notwithstanding the foregoing and unless otherwise stated herein or in an employee’s individual employment contract, the Company hereby represents that (a) the Acquired Companies’ employees will remain at-will employees from the date hereof until the Closing and, unless otherwise contractually required, the Acquired Companies’ customers, suppliers and (b) other Persons with which the Acquired Companies have significant business relations will have the ability to end their relationships with the Acquired Companies from the date hereof until the Closing.

(b)From the date hereof until the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as expressly required by this Agreement, (iii) with the prior written consent of Buyer, or (iv) as set forth in Schedule 6.2(b) of the Company Disclosure Schedules, the Company shall not, and shall cause the Company Subsidiaries not to:

(i)amend the Certificate of Incorporation, the Bylaws, or comparable Organizational Documents of any of the Acquired Companies;

(ii)declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, in each case, other than dividends and distributions payable solely in cash;

(iii)issue, sell, pledge, dispose of or otherwise subject to any Lien any shares of capital stock or other securities of any Acquired Company or grant or issue options, warrants, convertible securities, calls or other rights of any kind to purchase or otherwise acquire shares of the capital stock or other securities of any Acquired Company, except for the exercise of Stock Options or settlement of RSUs outstanding as of the date hereof or, in the Ordinary Course of Business, the grant of Stock Options or RSUs under the Equity Plans;

(iv)sell, dispose of or otherwise subject to any Lien any properties or assets of the Acquired Companies, other than sales or transfers of inventory in the Ordinary Course of Business;

(v)adjust, reclassify, combine, split, subdivide or amend the terms of any shares of its capital stock or any option, warrant or similar right relating thereto;

(vi)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(vii)other than pursuant to the terms of any existing Contract or Company Benefit Plan, increase the amount of any bonus, salary or other compensation payable to any employee or other service provider of any Acquired Company having an annual salary or base compensation in excess of $150,000;

(viii)(A) adopt or increase payments to or benefits under any Company Benefit Plan except in accordance with the terms of any such Company Benefit Plan or in the Ordinary Course of Business; (B) amend, modify or terminate any Company Benefit Plan or adopt any arrangement that would be a Company Benefit Plan if in effect on the date hereof; (C) hire or terminate (other than in the Ordinary Course of Business) any employee or other service provider with annual salary or base compensation in excess of $150,000; (D) grant any right to new or enhanced severance or termination pay to any current or former employees or other service providers of any Acquired Company; or (E) enter into any collective bargaining agreement or similar labor contract with any labor union respecting the employment of employees of the Acquired Companies;

(ix)(i) incur, create, assume, guarantee or otherwise become liable for, or make any optional repayment of, any Debt for borrowed money, except in the

Ordinary Course of Business under the Existing Credit Agreement in effect on the date hereof, or (ii) make any loans or advances;

(x)authorize or make any unbudgeted capital expenditures that are, individually, in excess of $500,000 or, in the aggregate, in excess of $1,000,000, or fail to make any budgeted capital expenditure;

(xi)cancel, compromise, waive or release any right, claim, liability or obligation other than in the Ordinary Course of Business;

(xii)modify any material insurance policy of any Acquired Company or permit the lapse thereof;

(xiii)permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of any Acquired Company;

(xiv)accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course of Business;

(xv)commence or settle any Legal Proceeding (excluding any Legal Proceeding that does not involve injunctive or equitable relief against any Acquired Company and that does not involve liability of any Acquired Company in excess of $250,000);

(xvi)sell or otherwise dispose of any asset or property of any Acquired Company in excess of $100,000, other than, in each case, in the Ordinary Course of Business;

(xvii)except for the Merger, permit the Company to enter into or adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company or otherwise alter the corporate structure of any Acquired Company;

(xviii)change its present accounting methods or principles, except as required by GAAP or applicable Law;

(xix)(A) incur any material Taxes outside the Ordinary Course of Business, (B) enter into any transaction that gives rise to a material amount of deferred gain or loss of any kind, (C) make, revoke, or modify any material election related to Taxes, (D) settle, concede, or compromise any material liability related to Taxes, (E) change or otherwise alter the fiscal year of any Acquired Company, any material matter related to Tax accounting, or any method of Tax accounting, (F) file any material amended Tax Return or any amendment or other modification to any Tax Return, (G) enter into any closing agreement (as defined in Section 7121 of the Code) or any other material agreement relating to Taxes, (H) enter into any voluntary disclosure agreement or program with any Governmental Body, (I) surrender any right to claim a refund of material Taxes, (J) consent to any extension or waiver of the limitation period applicable to any Tax, Tax claim, or Tax assessment, (K) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, (L) file or join in any Tax Return (other than a Tax Return that is prepared in accordance with past practice and custom of the Acquired Companies), (M) change the tax residency or tax classification of any Acquired Company, or (N) make any election or promise with respect to any of the foregoing (i.e., with respect to any of subclauses (A) through (M) of this Section 6.2(b)(xix));

(xx)amend, waive, modify or consent to the termination of any Material Contract, or enter into any Contract that would have been classified as a Material Contract if such Contract were in effect on the date hereof;

(xxi)enter into or amend any Contract with any Related Party; or

(xxii)agree to do anything prohibited by this Section 6.2(b).

(c)Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Effective Time each Acquired Company shall be permitted to:

(i)utilize any and all available Cash to (A) pay Company Transaction Expenses, (B) repay outstanding Debt, and (C) declare, pay, or set aside cash dividends to the Equityholders; and

(ii)take any action required by applicable Law or Order (including COVID-19 Measures).

6.3Regulatory Approvals.

(a)Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including preparing and filing all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies. In furtherance and not in limitation of the foregoing, each of Buyer and the Company undertakes and agrees to make, or cause to be made, with respect to the Transactions no later than five (5) Business Days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Each of Buyer and the Company shall (A) respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Body pursuant to the HSR Act or any other Antitrust Laws and supply any additional information or documentation that may be reasonably requested and (B) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act).

(b)Further, and without limiting the generality of the rest of this Section 6.3, each of the parties hereto shall cooperate in all respects with each other to prepare any filing or submission made with any Governmental Body in connection with the Transactions and regarding any investigation or other inquiry by any Governmental Body in connection with the Transaction, which shall include (i) furnishing to the other parties such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (ii) informing the other parties of any communication with any Governmental Body regarding any of the Transactions, and (iii) providing counsel for the other parties with copies of all filings made by such party, all written correspondence between such party (and its Affiliates or advisors) with any Governmental Body and any other written information supplied by such party and such party’s Affiliates or advisors to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with any Contracts and applicable Law. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates or advisors to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate. Buyer shall not (i) withdraw any notification under the HSR Act or (ii) enter into any agreements with any Governmental Body to delay consummation of the Transactions, including any timing agreements, without the prior written consent of the Company.

(c)Further, and without limiting the generality of the rest of this Section 6.3, Buyer and Merger Sub shall take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Body or private party with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date (and, for the avoidance of doubt, so as to avoid an in-depth or second phase review by the relevant Governmental Body). The steps involved in the preceding sentence shall include (i) contesting, defending and appealing any threatened or pending litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the Transactions; or (ii) agreeing to take any other action as may be required by a Governmental Body in order to (A) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Termination Date, (B) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Legal Proceeding and that prohibits, prevents or restricts consummation of the Transactions, or (C) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of Buyer, the Company shall agree to take any action with respect to any Acquired Company in the two preceding sentences; provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Transactions. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither Buyer, Merger Sub nor any of their respective Affiliates shall be required to, and the Company may not, without the prior written consent of Buyer, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to (i) propose, negotiate, offer to commit to and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate orders or otherwise, the sale, divestiture, license, hold and separate, cause a third party to acquire or otherwise dispose of any assets, properties, products, product lines, services, businesses or rights of Buyer or its Affiliates or, effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries or any interest or interests therein, (ii) terminate, amend or modify any Contract or other business relationship of Buyer or its Affiliates or, effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries and (iii) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of Buyer or its Affiliates, or effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries or any interest or interests therein, except, in each case, for such actions that would not reasonably be expected to materially and adversely impair the benefits of the Merger and the other transactions contemplated hereby to Buyer and its Subsidiaries, taken as a whole.

(d)Buyer shall not, and shall cause its Affiliates not to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a portion thereof or otherwise acquire or agree to acquire any assets, if such acquisition or the entering into such agreement could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any Governmental Body, permit or Order necessary to consummate the Transactions or the expiration or termination of any waiting period under applicable Law; (ii) materially increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Transactions or increase the risk of not being able to remove any such Order on appeal or otherwise; or (iii) otherwise materially delay or prevent the consummation of the Transactions.

6.4Further Assurances. Subject to, and not in limitation of, Section 6.3, until the Closing or earlier termination of this Agreement, each of the parties hereto shall (i) execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby and (ii) use its reasonable best efforts to effectuate, as expeditiously as reasonably practicable, the Merger.

6.5Confidentiality. Each of Buyer and Merger Sub acknowledges that all access and information provided to them in connection with this Agreement and the Transactions is subject to the terms of (i) the confidentiality agreement by and between Buyer and Stifel dated March 11, 2022 (the “Confidentiality Agreement”) and (ii) the clean team agreement by and between Buyer and the Company dated May 16, 2022 (the “Clean Team Agreement”), in each case the terms of which are incorporated herein by reference. Each of Buyer and Merger Sub shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement and the Clean Team Agreement, as applicable, in each case which shall survive the termination of this Agreement in accordance with their respective terms.

6.6Indemnification, Exculpation and Insurance.

(a)From and after the Effective Time, Buyer shall cause each Acquired Company (each a “Primary Indemnitor”) to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who at or prior to the Effective Time were directors or officers of any Acquired Company (collectively, the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken by them at the request of any Acquired Company, in each case, at or prior to the Effective Time. Buyer agrees that all rights of the Indemnitees to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Incorporation, the Bylaws or any comparable Organizational Document of any Company Subsidiary as now in effect, and any indemnification agreements or arrangements of any Acquired Company, shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, from and after the Effective Time, Buyer shall cause the Acquired Companies to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.6), as incurred, to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)From and after the Effective Time, Buyer shall cause the certificate of incorporation, bylaws or comparable Organizational Documents of the Surviving Corporation and each Acquired Company to contain provisions with respect to indemnification, advancement and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date hereof in the Certificate of Incorporation, the Bylaws or comparable Organizational Documents of each Acquired Company which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(c)Prior to the Closing, Buyer shall, or, immediately upon the Closing, shall cause the Surviving Corporation and the Company Subsidiaries to, purchase (at Buyer’s expense) the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the existing directors’ and officers’ liability insurance plan covering the Acquired Companies’ directors and officers, to the extent such plan remains available as of the Effective Time on materially the same terms and conditions. To the extent that such plan is no longer available on materially the same terms and conditions at the Effective Time, prior to the Closing, Buyer shall, or shall cause the Surviving Corporation, to purchase (at Buyer’s expense) a directors’ and officers’ liability “tail” or “run-off” insurance program, selected by the Company, for a period of six years after the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects comparable to such existing coverage). Notwithstanding anything to the contrary in the foregoing, Buyer and the Surviving Corporation shall not be obligated to make annual premium payments for such directors’ and officers’ insurance to the extent such premiums exceed 300% of the annual premium paid for the Acquired Companies’ existing directors’ and officers’ insurance as of the date hereof.

(d)The provisions of this Section 6.6 are: (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, each Indemnitee’s heirs and each Indemnitee’s representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement or contribution that any such Person may have by Contract or otherwise.

(e)In the event that Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Surviving Corporation shall assume all of the obligations of Buyer and the Surviving Corporation set forth in this Section 6.6.

6.7Publicity. Except as otherwise agreed by Buyer and the Company, no party hereto shall issue or cause the publication of any press release or other public announcement or otherwise communicate with any news media concerning this Agreement or the Transactions without obtaining the prior written consent of the other parties hereto, and the parties hereto shall reasonably cooperate as to the timing and contents of any such press release, other public announcement or other communication with news media; provided, that nothing herein will prohibit any party from issuing or causing publication of any such press release or other public announcement to the extent that such disclosure is required by Law or the rules and regulations of any applicable stock exchange.

6.8Conduct of Buyer Prior to the Closing. During the period commencing on the date hereof and terminating on the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with Article VIII, Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, take or agree to take any action that would reasonably be expected to materially delay the consummation of the Transactions or interfere with (a) the consummation of the Transactions or (b) Buyer’s or Merger Sub’s ability to satisfy any of its obligations under this Agreement.

6.9Employee Matters.

(a)For a period of at least 12 months following the Effective Time, Buyer shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies who remains employed immediately after the Closing Date (each a “Continuing Employee”), (i) annual base salary or base wages, and short-term incentive compensation opportunities, in each case, that are no less favorable than the lesser of (A) such annual base salary or base wages and short-term incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time or (B) the annual base salary or base wages and short-term incentive compensation opportunities provided to similarly situated employees of Buyer and its Subsidiaries other than the Acquired Companies, and (ii) employee benefits, including, without limitation, welfare benefits, retirement benefits, vacation and severance benefits (but excluding any equity compensation or long-term incentive compensation), that, in each case, are no less favorable than the lesser of (A) the employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) the employee benefits provided to similarly situated employees of Buyer and its Subsidiaries other than the Acquired Companies. For purposes of eligibility, vesting, vacation entitlement, and severance benefits (but not benefit accrual under defined benefit plans or for purposes of incentive compensation) under the employee benefit plans of Buyer providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with the Continuing Employee’s years of service with any Acquired Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan. The Company shall cause the 2022 PLH Management Incentive Plan to be terminated prior to Closing and to pay out on or before the Closing Date any accrued bonuses thereunder (as determined by the Company in accordance with the terms of such 2022 PLH Management Incentive Plan) with respect to the period prior to the Closing(the “2022 MIP Payments”). The Company shall provide Buyer a copy of any employee communications in connection with such 2022 MIP Payments at least five Business Days prior to distribution thereof for its review and reasonable comment and the Company shall consider in good faith all comments received from Buyer on such employee communications.

(b)Buyer shall use commercially reasonable efforts to (i) cause to be waived under any applicable Buyer Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, the relevant Company Benefit Plan, and (ii) cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, coinsurance and out-of-pocket maximums.

(c)Buyer shall, or shall cause the Company to, pay or provide the Severance Obligations to any Director, Officer, Manager, employee, or any other consultant, independent contractor or other service provider employed or engaged by any Acquired Company in accordance with the terms of the Severance Obligations, subject to any amendments to the Severance Obligations permitted in accordance with the terms of the Severance Obligations.

(d)The provisions contained in this Section 6.9 shall not (i) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) limit the right of Buyer to terminate any employee at any time and for any reason or (iii) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of any Acquired Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement

6.10Buyer’s Obligations in Respect of Financing.

(a)Each of Buyer and Merger Sub acknowledges and agrees that, except with respect to their cooperation obligations expressly set forth herein, the Stockholder Representative, the Company and their respective Affiliates have no responsibility for any financing that Buyer or Merger Sub may raise in connection with the Transactions.

(b)Each of Buyer and Merger Sub shall use its reasonable best efforts to consummate and to obtain the Financing contemplated by the Financing Commitments on or prior to the Closing Date, including to (i) maintain in effect the Financing and the Commitment Letter, (ii) negotiate and enter into definitive financing agreements (the “Definitive Debt Documents”) with respect to the Financing that are on terms and conditions no less favorable to

Buyer and Merger Sub than those contained in the Financing Commitments (giving effect to any “market flex” provisions in the Fee Letter), so that such agreements are in effect no later than the Closing Date, (iii) satisfy on a timely basis all conditions applicable to Buyer and Merger Sub contained in the Financing Commitments within their control, including the payment of any commitment, engagement, or placement fees required as a condition to the Financing, (iv) consummate the Financing at or prior to the date that the Closing is required to be effected in accordance with Section 2.2 (Buyer and Merger Sub acknowledge and agree that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Buyer and Merger Sub to obtain the Financing or any Replacement Financing), (v) enforce its rights under the Commitment Letter, and (vi) comply with its obligations under the Commitment Letter. Subject to the terms and upon satisfaction of the conditions set forth in the Commitment Letter, Buyer and Merger Sub shall use their reasonable best efforts to cause the lenders and the other Persons providing such Financing to provide the Financing on the Closing Date.

(c)Buyer shall provide to the Company copies of the Definitive Debt Documents (which, for the avoidance of doubt, may be redacted to the extent provided in Section 5.7) and shall keep the Company reasonably informed on a current basis and in reasonable detail of status of its efforts to obtain the Financing and material developments in respect of the financing process relating thereto. Without limiting the generality of the foregoing, Buyer and Merger Sub shall provide the Company prompt written notice (i) of any expiration or termination of, or any breach, default or violation by any party to the Commitment Letter or definitive agreements related to the Financing of which Buyer and Merger Sub become aware, (ii) of the receipt of (A) any written notice or (B) other communication, in each case from any Financing source with respect to any (x) actual or potential breach, default, violation, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of any provision of the Commitment Letter or definitive agreements related to the Financing or (y) material dispute or disagreement between or among any parties to the Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason Buyer or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Financing Commitments or definitive agreements related to the Financing. As soon as reasonably practicable, Buyer and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d)Prior to the Closing, Buyer shall not, without the prior written consent of the Company, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under, the Commitment Letter or other documentation relating to the Financing which would (i) reasonably be expected to adversely affect Buyer’s or Merger Sub’s ability to timely consummate the Transactions, (ii) reduce the aggregate amount of the Financing, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company or that could reasonably be expected to make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur in any material respect on the Closing Date) the conditions precedent to the Financing as set forth in the Commitment Letter, (iv) adversely affect the ability of Buyer to enforce its rights against the other parties to the Financing Commitments, the Fee Letter or any Definitive Debt Document or (v) reasonably be expected to prevent, delay, impeded or impair the Closing. For purposes of this Section 6.10 and Section 6.11, the definitions of “Commitment Letter,” “Financing Commitments” and “Financing” shall include the Financing Commitments or documents related thereto as permitted to be amended, amended and restated, replaced, supplemented, modified, waived or consented to by this Section 6.10(d). Buyer shall promptly deliver to the Company copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent. Further, for the avoidance of doubt, (x) amendments, restatements, amendment and restatements, replacements, supplements or other modifications of the Commitment Letter to include additional Financing Sources are not prohibited hereby and (y) if the Financing (or any Replacement Financing) has not been obtained, Buyer and Merger Sub shall continue to be obligated to consummate the Transactions subject only to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2.

(e)If, notwithstanding the use of reasonable best efforts by Buyer and Merger Sub to satisfy its obligations under Sections 6.10(b)-(d), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason, Buyer shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative committed financing (“Replacement Financing”) (which shall be sufficient to pay the Required Amount from other sources and shall not, without the prior consent of the Company, (A) include any conditions to such Replacement Financing that are more onerous than or in addition to the conditions set forth in the Commitment Letter or the Fee Letter in effect on the date hereof or would reasonably be expected to delay the Closing or (B) otherwise be on terms and conditions that are materially less favorable than the terms and conditions of the Commitment Letter or the Fee Letter in effect on the date hereof) to replace the financing contemplated by such expired, terminated, or unavailable commitments or arrangements. Buyer and Merger Sub shall deliver to the Company true, correct and complete copies of all Contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Fee Letter provided as of the date hereof). In the event that Replacement Financing is obtained in accordance with this Section 6.10(e), the definitions of “Commitment Letter,” “Financing Commitments” and “Financing” shall include the commitments in respect of the Replacement Financing or the documents related thereto, as applicable. Notwithstanding the foregoing, compliance by Buyer and Merger Sub with the provisions of this Section 6.10(e) shall not relieve Buyer or Merger Sub of their obligation to consummate the Transactions whether or not the Financing is available.

(f)Buyer and Merger Sub shall replace, cash collateralize and/or otherwise “backstop” each letter of credit listed on Schedule 6.10(f) of the Company Disclosure Schedules (including, if applicable, by providing for the “deemed issuance” of the relevant letters of credit under the Financing) at or prior to the Closing to the extent required to release the liens securing the obligations of the Company and/or its applicable subsidiaries under the Existing Credit Agreement.

6.11Company’s Obligations in Respect of Financing.

(a)Subject to Section 6.11(b), prior to the Closing, the Company shall use commercially reasonable efforts to provide to Buyer all cooperation that is reasonably requested by Buyer in connection with the Financing at Buyer’s sole cost and expense, including the following:

(i)(A) assisting with the preparation of appropriate and customary materials for a rating agency presentation, a bank information memorandum, and a lender presentation in connection with the Financing, (B) having an officer of the Company execute a customary authorization letter with respect to the bank information memorandum that authorizes distribution of information to prospective lenders (provided such letter shall include customary language exculpating the Company with respect to any liability related to the use of the contents thereof or any related marketing material by the recipients thereof) and (C) having appropriate senior officers participate in a reasonable number of meetings and due diligence sessions with Financing Sources and ratings agencies;

(ii)to the extent not prohibited or restricted under applicable Law or any Contract of the Company or its applicable Affiliates, facilitating the issuance of guarantees and the pledging of collateral; provided that no guarantee or pledge shall be effective until the Effective Time;

(iii)assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates and other customary documents as Buyer may reasonably request;

(iv)furnishing Buyer and the Financing Sources at least four Business Days prior to the Closing Date with all documentation and other information required by any Governmental Body with respect to the Financing under applicable beneficial ownership, “know your customer” and anti-money laundering rules and regulations that is reasonably requested by Buyer at least eight Business Days prior to the Closing Date;

(v)reasonably assisting Buyer with the preparation of pro forma financial information and pro forma financial statements reflecting the Transactions, it being agreed that Buyer shall be solely responsible for the preparation of any pro forma financial statements, pro forma financial information and marketing materials for the Financing;

(vi)cooperating with Buyer to take such corporate or other organizational actions, subject to the occurrence of the Closing, as Buyer may reasonably request to permit the consummation of the Financing;

(vii)requesting that the administrative agent and/or collateral agent under each Specified Debt Agreement provide a Debt Payoff Letter in respect thereof; and

(viii)providing prompt written notice (in reasonable detail) upon knowledge of any facts that would or would likely require the restatement of any financial information or financial statements provided by or on behalf of the Acquired Companies for such financial statements to comply with GAAP.

(b)Notwithstanding anything in Section 6.11(a) or this Agreement to the contrary, until the Effective Time occurs, the cooperation requested by Buyer pursuant to Section 6.11(a) shall not (i) unreasonably interfere with the ongoing operations of the Acquired Companies, or (ii) require any of the Acquired Companies to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with the Financing contemplated by the Financing Commitments, including under any agreement or any document related to the Financing, (C) commit to taking any action (including entering into any agreement) that is not contingent upon the Closing, (D) take any action that would conflict with, violate or result in a breach of or default under any Organizational Documents of the Company or any of its Affiliates, any Contract, any Transaction Document or any Law or any applicable governmental rule or any governmental order, (E) take any action that could subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (F) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates, (G) cause any director or manager of the Company or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Financing, (H) reimburse any expenses or provide any indemnities, (I) make any representation, warranty or certification that, in the good faith determination of the Company, is not true or (J) provide any cooperation or information that does not pertain to the Company or its subsidiaries. In no event shall the Company be in breach of Section 6.11(a) because of its failure to deliver any financial or other information that is not currently readily prepared in the Ordinary Course of Business at the time requested by Buyer or for the failure to obtain review of any financial or other information by its accountants.

(c)Notwithstanding anything to the contrary in this Agreement, without limiting the obligations of the Company under this Section 6.11, if (i) the cooperation required to be provided under this Section 6.11 in connection with any Financing other than the Financing contemplated by the Commitment Letter on the date hereof is more onerous to the Company and/or any of its Company Subsidiaries than what is required to be provided pursuant to this Section 6.11 with respect to the Financing contemplated by the Commitment Letter on the date hereof (any such more onerous requirement, an “Incremental Financing Cooperation Requirement”) and (ii) the Company and/or Company Subsidiary fails to satisfy any Incremental Financing Cooperation Requirement, then such failure shall not be deemed to be a breach of this Section 6.11 for purposes of Article VII of this Agreement.

(d)Buyer shall promptly reimburse the Company for all reasonable and documented out-of-pocket cost and expenses incurred by any Acquired Company in connection with the cooperation contemplated by Section 6.11(a), including (i) reasonable attorneys’ fee and (ii) expenses of the Company’s accounting firms engaged to provide assistance in connection with the Financing. Buyer shall indemnify and hold harmless the Acquired Companies, and their respective Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(e)For the avoidance of doubt, any information provided pursuant to this Section 6.11 shall be subject to the Confidentiality Agreement.

(f)The Company hereby consents to the use of its and the Acquired Companies’ logos in connection with the Financing for customary marketing purposes; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.

6.12Tax Matters.

(a)For purposes of determining Debt, Company Transaction Expenses, and Net Working Capital hereunder, any action by Buyer or the Acquired Companies following the Closing Date to (i) file (other than with respect to Tax Returns first due (taking into account any extensions) after the Closing Date) or amend any Tax Returns for any Pre-Closing Tax Period (ii) make (other than with respect to any Tax election with respect to which the deadline for filing such election occurs (taking into account any extensions) after the Closing Date), change or revoke any Tax election that has retroactive effect to any Pre-Closing Tax Period, or (iii) enter into any voluntary disclosure or similar agreement with a Governmental Body with respect to a Pre-Closing Tax Period, in each case (i) through (iii), shall be ignored.

(b)Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company or any of its Affiliates to) make an election under Section 336 or Section 338 of the Code with respect to the Merger.

(c)All Tax sharing agreements and Tax indemnity, Tax allocation, or other similar arrangements that provide for the allocation, apportionment, sharing, or assignment of Tax liability between (or among) any of Acquired Companies and any of their respective Affiliates, or any combination thereof, shall be terminated as of the Closing and, subsequent to the Closing, no Acquired Company shall be bound thereby or have any further rights, liability, or obligation thereunder.

(d)All Transfer Taxes shall be borne by Buyer. Buyer shall procure any stock transfer stamps required by any Transfer Tax, and timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and provide to the Stockholder Representative upon request evidence of payment of all Transfer Taxes.

6.13Stockholder Consent; Notices.

(a)Within three Business Days after the execution of this Agreement, the Company shall deliver to Buyer a copy of the executed Stockholder Consent.

(b)The Company, as promptly as reasonably practicable after the date hereof and after receipt of the executed Stockholder Consent, shall mail or deliver, or cause to be mailed or delivered, to each Stockholder which did not execute the Stockholder Consent the notification required by Section 228(e) of the DGCL with respect to the Stockholder Approval.

6.14R&W Insurance Policy. Buyer agrees to obtain, at Buyer’s sole cost and expense, a representations and warranties insurance policy (the “R&W Insurance Policy”) in respect of the representations and warranties contained in this Agreement or in any certificate delivered hereto. Buyer further agrees that such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud with respect to the making of the representations and warranties contained in Article IV of this Agreement, and then solely with respect to payments by the insurer under such R&W Insurance Policy to the extent they arise from such Fraud) against the Equityholders or the Stockholder Representative and each of their respective past, present or future Representatives. Buyer will not permit the subrogation or other applicable provisions of the R&W Insurance Policy that impact the Equityholders’ rights to be amended, waived or otherwise modified in any manner without the prior written consent of the Stockholder Representative. Buyer will not cause the termination of the R&W Insurance Policy without the prior written consent of the Stockholder Representative. In connection with the Closing, Buyer shall take all actions reasonably necessary to cause the conditions to the issuance of the R&W Insurance Policy to be satisfied, and to cause the R&W Insurance Policy to be issued, including with respect to Buyer paying all fees, costs, and expenses due with respect thereto (including premium, due diligence fees, surplus line fees and insurance broker fees owing in respect of the R&W Insurance Policy), delivering all documents, instruments, certificates and other information required to be delivered thereunder, and participating in “bring down” due diligence conferences. Prior to Closing, Buyer shall provide the Company with an opportunity to review and provide comments on the R&W Insurance Policy prior to inception and, as of the Closing, shall have obtained and bound the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Buyer and the Company. Buyer shall provide the Stockholder Representative with a true and complete copy of the final R&W Insurance Policy as soon as reasonably practicable following the Closing. For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and Buyer shall remain obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, to consummate the Transactions.

6.15Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will, (i) solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of holders of the direct or indirect equity interests of the Company entitled to vote on such matters, the right of any such “disqualified individual” to receive or retain the Waived 280G Benefits (collectively, clauses (i) and (ii), the “Section 280G Vote”). With respect to any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”), Buyer will provide to the Company, no less than 15 Business Days prior to the Effective Time, a written description of any Buyer

Arrangements and the value for purposes of Section 280G of the Code of such Buyer Arrangements, and the Company shall include such description and value(s) in any materials disclosed to holders of Common Shares in connection with soliciting approval in accordance with this Section 6.15.  At least ten Business Days prior to the Section 280G Vote, the Company shall deliver to Buyer for review and comment (which the Company will consider and incorporate in good faith) copies of any documents or agreements necessary to effect the Section 280G Vote, including, but not limited to, customary parachute payment calculations prepared by the Company’s legal counsel, accountants or tax advisors, any shareholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from Buyer on such documents or agreements.  Prior to the Closing Date, the Company shall provide proof reasonably satisfactory to Buyer that (a) approval of the Section 280G Vote was obtained, and the Waived 280G Benefits may be paid or provided, as applicable, or (b) shareholder approval was not obtained, and the Waived 280G Benefits will not be paid or provided, as applicable.  The parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract with the Company or any of the Company Subsidiaries and the Company shall not be deemed in breach of this Section 6.15 with respect to any disqualified individual who refuses to waive any such right.

6.16Exclusivity. The Company agrees that between the date hereof and the earlier of the Closing and the valid termination of this Agreement in accordance with Article VIII, the Acquired Companies shall not, and shall take all action necessary to ensure that none of their respective Affiliates or Related Parties shall, directly or indirectly (a) solicit, initiate, consider, knowingly encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interests of the Acquired Companies or assets of the Acquired Companies, other than inventory to be sold in the Ordinary Course of Business, (ii) to enter into any merger, consolidation or other business combination relating to the Acquired Companies or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Acquired Companies; or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Acquired Companies immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Acquired Companies shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Acquired Company or their Related Parties is a party without the prior written consent of Buyer.

6.17Notification1.1. Until the Closing, (i) the Company shall promptly notify Buyer and Merger Sub in writing of any Effect of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 7.1 or Section 7.2 becoming incapable of being satisfied, and (ii) each of Buyer and Merger Sub shall promptly notify the Company in writing of any Effect of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 7.1 or Section 7.3 becoming incapable of being satisfied.

ARTICLE VII
CONDITIONS TO CLOSING

7.1Conditions Precedent to Obligations of Buyer, Merger Sub, and the Company. The respective obligations of Buyer, Merger Sub, and the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

(a)There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted; and

(c)The Stockholder Approval shall have been obtained.

7.2Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived in writing by Buyer and Merger Sub in whole or in part to the extent permitted by applicable Law):

(a)(i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as if made on and as of the Closing, without giving effect to any materiality or similar qualifications therein (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) and (ii) the other representations and warranties of the Company set forth in Article IV shall be true and correct in all respects as of the Closing as if made on and as of the Closing, without giving effect to any materiality or similar qualifications therein (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing; provided however, that, for purposes of this Section 7.2(a), the obligations set forth in Section 6.11 shall be considered not satisfied only if the Company or any Affiliate of the Company is in material breach of such obligations and such material breach is the proximate cause of Buyer’s failure to obtain Financing (or the Replacement Financing).

(c)There shall not have occurred any Effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(d)The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e)The 20 day period for holders of Common Shares to have made any demand to exercise appraisal rights under Section 262(d)(2) of the DGCL in connection with the Merger shall have passed and no more than two percent (2.0%) of the total voting power of holders of Common Shares shall have made a demand for appraisal rights, or taken any other step to effect, appraisal or dissenters’ rights with respect to the Merger in accordance with the DGCL.

(f)Buyer shall have received the deliverables set forth in Section 2.4(a).

7.3Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived in writing by the Company in whole or in part to the extent permitted by applicable Law):

(a)The representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct in all respects as of the Closing as if made on and as of the Closing, without giving effect to any materiality or similar qualifications therein (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement.

(b)Buyer and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer and Merger Sub on or prior to the Closing.

(c)Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d)The Company shall have received the deliverables set forth in Section 2.4(b).

7.4Frustration of Closing Conditions. None of the Company, Buyer or Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation, or warranty of this Agreement by such party or its Affiliates.

ARTICLE VIII
TERMINATION

8.1Termination of Agreement. This Agreement may be validly terminated prior to the Effective Time as follows:

(a)by mutual written consent of the Company and Buyer;

(b)by the Company or Buyer, by written notice to the other party, if:

(i)the Closing has not occurred on or before September 24, 2022 (the “Initial Termination Date”, and as may be extend pursuant to this Section 8.1(b)(i), the “Termination Date”); provided, however, that the Initial Termination Date shall be automatically extended until December 22, 2022 if, on the Initial Termination Date, any of the conditions set forth in Section 7.1(a) (to the extent that the failure of such condition to be satisfied arises from an Antitrust Law) or Section 7.1(b) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied and waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if such party’s failure to perform or comply with any covenants or agreements of such party set forth in this Agreement has resulted in the failure of the Closing to occur prior to the Termination Date; or

(ii)there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that subject to Section 6.3(b) hereof, the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)by the Company, by written notice to Buyer, if there shall have been a breach by Buyer or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3 and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 30 days after providing written notice of such breach to Buyer and (ii) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2;

(d)by Buyer, by written notice to the Company, if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 30 days after providing written notice of such breach to the Company and (ii) the Termination Date;

provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Buyer or Merger Sub is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3; or

(e)by Buyer, if the Company fails to deliver the Stockholder Consent to Buyer as described in Section 6.13 within three Business Days after the execution of this Agreement.

8.2Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Merger Sub, the Company or the Stockholder Representative; provided that (i) no such termination shall relieve any party hereto from liability for (a) any Willful Breach of its representations, warranties, covenants or agreements under this Agreement prior to the effective date of termination or (b) claims based on Fraud, (ii) the Confidentiality Agreement, the Clean Team Agreement and the provisions of Section 6.11(d), this Section 8.2 and Article IX hereof shall survive any such termination and remain valid and binding obligations of each of the parties.

ARTICLE IX
MISCELLANEOUS

9.1Survival.

(a)Buyer acknowledges and agrees that as part of the negotiation of the Transactions, Buyer has agreed to obtain a R&W Insurance Policy as set forth in Section 6.14, in lieu of pursuing claims against the Equityholders or their respective Affiliates or the Company in respect of any breach by any Equityholder or the Company of the representations and warranties set forth in this Agreement or any of the other Transaction Documents (including any certificate to be delivered pursuant to this Agreement), and as such, none of the representations and warranties of the Company contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered pursuant to this Agreement) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or in equity) may be brought after the Closing with respect thereto, except, in each case, for claims based on Fraud. The provisions of this Section 9.1 will not, however, prevent or limit a cause of action under Section 9.12 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until such covenants or agreements have been performed or satisfied.

(b)EXCEPT FOR CLAIMS BASED ON FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE EQUITYHOLDERS NOR THEIR

RESPECTIVE AFFILIATES SHALL HAVE ANY DIRECT OR INDIRECT LIABILITY OF ANY KIND OR NATURE WHATSOEVER UNDER THIS AGREEMENT AND NO OTHER CLAIMS MAY BE MADE AGAINST THE EQUITYHOLDERS BY BUYER UNDER THIS AGREEMENT. SUBJECT TO THE FOREGOING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR ANY CLAIM RELATED TO, ARISING UNDER OR IN CONNECTION WITH A BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT SHALL BE TO MAKE A CLAIM AGAINST THE R&W INSURANCE POLICY, EXCEPT FOR CLAIMS FOR FRAUD. OTHER THAN IN THE EVENT OF FRAUD BY SUCH EQUITYHOLDER OR AFFILIATE OF SUCH EQUITYHOLDER, NONE OF THE EQUITYHOLDERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES SHALL HAVE ANY DIRECT OR INDIRECT LIABILITY OF ANY KIND OR NATURE IN CONNECTION WITH THE R&W INSURANCE POLICY, AND BUYER (ON BEHALF OF ITSELF AND ANY PERSON CLAIMING UNDER BUYER) HEREBY RELEASES THE EQUITYHOLDERS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES FROM ANY AND ALL LOSSES RESULTING FROM ANY SUCH CLAIMS. THE PROVISIONS OF THIS SECTION 9.1(B) SHALL STILL APPLY (I) IF THE R&W INSURANCE POLICY IS NEVER ISSUED BY AN INSURER, (II) IF THE R&W INSURANCE POLICY IS REVOKED, CANCELED, RESCINDED OR MODIFIED IN ANY MANNER AFTER INCEPTION OR ISSUANCE, (III) IF BUYER MAKES A CLAIM UNDER THE R&W INSURANCE POLICY AND SUCH CLAIM IS DENIED IN WHOLE OR IN PART BY THE INSURER, (IV) IF ANY CLAIM OR SERIES OF CLAIMS UNDER THE R&W INSURANCE POLICY FAILS TO EXHAUST THE APPLICABLE RETENTION, OR (V) IF ANY PORTION OF THE COVERAGE UNDER THE R&W INSURANCE POLICY HAS EXPIRED.

9.2Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), and the Company will bear the fees, costs and expenses incurred by the Stockholders in connection with the negotiation, execution and performance of this Agreement and the Transactions. Without limiting the foregoing, Buyer will pay and be solely responsible for (i) all Transaction related fees and expenses of Buyer, Merger Sub and any of their respective Affiliates, (ii) all fees and expenses of the Escrow Agent and the Paying Agent, (iii) any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased pursuant to Section 6.6(c), (iv) all filing fees payable under the HSR Act and any other Antitrust Laws, (v) all fees and expenses related to the Financing (including as a result of actions taken pursuant to Section 6.10 and Section 6.11) incurred in connection with the Closing and (vi) all fees and expenses related to the R&W Insurance Policy.

9.3Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)Subject to Section 9.16, this Agreement and all Related Claims shall be governed by, construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)Subject to the provisions of Sections 3.2(d) and 9.16 of this Agreement, for purposes of any Related Claims, each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Litigation Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”) and the parties hereto hereby irrevocably agree that all Related Claims shall be heard and determined in such Chosen Court. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such Related Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of Section 9.6.

(d)EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(D).

9.4Entire Agreement.

(a)This Agreement (including the Company Disclosure Schedules and any and all Exhibits hereto), the Transaction Documents, the Confidentiality Agreement, the Clean Team Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

(b)Except for the claims based on Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at Law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort, statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

(c)Buyer and Merger Sub each acknowledge and agree that no Representative of any of the Acquired Companies has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein, other than in the case of Fraud. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties hereto have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, other than in the case of Fraud.

9.5Amendments and Waivers. Any provision of this Agreement may be amended or modified by the parties hereto (a) before the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of Buyer and the Company by action authorized by their respective boards of directors or other applicable governing bodies (notwithstanding any stockholder approval); provided that after the approval of this Agreement by the stockholders of Company, no such amendment will be made except as allowed under applicable Law and (b) after the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of Buyer and the Stockholder Representative. Notwithstanding the foregoing, this Section 9.5 and Sections 9.3, 9.9 and 9.16 (and any other provision of this Agreement to the extent an amendment, waiver, supplement or other modification of such provisions would modify the substance of such Sections) cannot be amended, waived, supplemented or modified in a manner adverse to any Financing Source without the written consent of such Financing Source.  No waiver by any party of any provision of this Agreement or any breach of this Agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.6Notices. All notices, requests, instructions, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, provided no “bounce back” or similar message of nondelivery is received with respect thereto, or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may specify by notice given to the other party pursuant to this provision (e-mail being sufficient)):

If to the Company (prior to Closing) to:

PLH Group, Inc.
400 E. Las Colinas Blvd. #800
Irving, Texas 75039
Attention: Kerry David
E-mail: KDavid@PLHGroupInc.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111
Attention: Stephen L. Palmer
E-mail: stephen.palmer@klgates.com

If to the Stockholder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202

Attention: Managing Director
E-mail: deals@srsacquiom.com

Telephone: (303) 648-4085

With copies (which shall not constitute notice) to:

K&L Gates LLP	DLA Piper LLP (US)
One Lincoln Street	1251 Avenue of the Americas
Boston, Massachusetts 02111	New York, NY 10020
Attention: Stephen L. Palmer	Attention: James L. Kelly; Ilya A. Bubel
E-mail: stephen.palmer@klgates.com	Email: james.kelly@us.dlapiper.com and ilya.bubel@us.dlapiper.com

If to Buyer, Merger Sub or the Company (after Closing), to:

Primoris Services Corporation

2300 N. Field Street, Suite 1900

Dallas, Texas 75201
Attention: John Perisich; Brian Westlund
E-mail: JPerisich@prim.com; BWestlund@prim.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201
Attention: Jeffrey Chapman; Quinton Farrar
E-mail: JChapman@gibsondunn.com; QFarrar@gibsondunn.com

9.7Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.8Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Buyer and/or Merger Sub, without the prior written consent of the other parties hereto, may assign its rights or obligations under this Agreement to (a) the Financing Sources as collateral or (b) to any Affiliate of Buyer. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

9.9No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims of any nature upon any Person other than the parties hereto and their respective successors or permitted assigns, except for the rights of (i) the Indemnitees as set forth Section 6.6; (ii) K&L Gates and DLA as set forth in Section 9.10; (iii) the Financing Sources as set forth in Sections 9.3, 9.5, this Section 9.9 and Section 9.16; (iv) the Released Parties as set forth in Section 9.13; and (v) the Non-Parties as set forth in Section 9.11. All of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

9.10Legal Representation.

(a)Each of Buyer and the Company (and the Surviving Corporation after the Effective Time) hereby agree, on behalf of itself, its respective directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Waiving Parties”), that K&L Gates LLP (or any successor) (“K&L Gates”) and DLA Piper LLP (US) (or any successor) (“DLA”) may represent (i) any or all of the Equityholders or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”) or (ii) the Stockholder Representative, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any Transaction Documents or the Transactions or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Company (and the Surviving Corporation after the Effective Time) and/or any of the Company Subsidiaries. Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.

(b)Each of Buyer and the Company (and the Surviving Corporation after the Effective Time), on behalf of its itself and the Waiving Parties, hereby irrevocably acknowledge and agree that all communications, written or oral, between any of the Acquired Companies, any Person in the Seller Group or the Stockholder Representative and its counsel, including K&L Gates and DLA, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Stockholder Representative (the “Privileged Communications”), without any waiver thereof.

(c)Each of Buyer and the Company (and the Surviving Corporation after the Effective Time), on behalf of itself and the Waiving Parties, hereby further agree (i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of an Acquired Company or the Surviving Corporation or otherwise (including in the knowledge of the officers and employees), in any dispute or Legal Proceedings against or involving any of the parties hereto after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of an Acquired Company or the Surviving Corporation or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications.

9.11Non-Recourse. This Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto, including any current, former or future Affiliate or Representative of any party hereto, any Financing Source or any current, former, or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at Law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or for any Related Claim and each party hereto hereby irrevocably waives and releases all such liabilities, obligations and Related Claims against any such Non-Party, other than in the case of Fraud by a Non-Party.  Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Related Claim against any Non-Party.  In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud. Notwithstanding the foregoing, this Section 9.11 shall not apply to Section 9.15, which shall be binding upon, and enforceable by the Stockholder Representative in its entirety against, the Equityholders.

9.12Specific Performance.

(a)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any of the Chosen Courts, and appropriate injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b)Each party hereto hereby waives (i) any defenses in any action for specific performance, and agrees not to oppose the granting of an injunction, specific performance or other equitable relief as provided herein, on the basis that (A) the other party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)The parties hereto agree that (i) by seeking the remedies provided for in this Section 9.12, no party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other Transaction Document (including monetary damages) and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement any other Transaction Document that may be available then or thereafter.

9.13Release. Effective upon the Closing, except for any rights or obligations under this Agreement or the other Transaction Documents each of Buyer and the Company on behalf of itself and each of its Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Equityholders, their respective Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to the business or operations of the Acquired Companies, the Transactions or the ownership of Common Shares, Stock Options, RSUs or PSUs by the Released Parties, in each case, occurring or arising on or prior to the date of the Closing Date, in each case, except (i) to the extent arising out of the Transaction Documents, (ii) to the extent not waivable under applicable Law, (iii) in the case of Fraud or (iv) with respect to any covenants or agreements that survive the Closing pursuant to Section 9.1(a). Subject to the terms of this Section 9.13, each of Buyer and the Company, on behalf of itself and each Releasing Party, covenant and agree that no Releasing Party shall assert any such claim against the Released Parties.

9.14Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15Stockholder Representative.

(a)Designation. The Stockholder Representative is hereby irrevocably authorized and appointed to serve as of the Closing as the representative, agent and attorney-in-fact of each Equityholder with respect to all matters in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other Transaction Documents.

(b)Authority. Each Equityholder, by his, her or its (i) acceptance of any portion of the Merger Consideration or (ii) approval of this Agreement and the Merger by voting in favor of, or consenting to, the Transactions, irrevocably appoints the Stockholder Representative as the representative, agent, proxy and attorney-in-fact for such Equityholder for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other Transaction Documents, including the full power and authority on such Equityholder’s behalf to (A) consummate the Transactions, (B) make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (C) cause the Paying Agent to distribute any funds payable by Buyer hereunder which are for the account of the Equityholders (if any), (D) to deduct and/or hold back any funds which may be payable to any Equityholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Equityholder hereunder, (E) instruct the Escrow Agent to release any amounts from the Adjustment Escrow Account as permitted by this Agreement or the Escrow Agreement, (F) give or receive notice under this Agreement, to execute and deliver on behalf of such Equityholder any amendment to the terms hereof or grant any waiver, consent or approval by the Equityholders under this Agreement, (G) take all other actions to be taken by or on behalf of such Equityholder in connection herewith, (H) retain funds for reasonably anticipated expenses and liabilities, (I) approve amendments to this Agreement and (J) do each and every act and exercise any and all rights which such Equityholder or the Equityholders collectively are permitted or required to do or exercise in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other Transaction Document. The Stockholder Representative shall act for the Equityholders on all of the matters set forth in this Agreement, the Paying Agent Agreement and the Escrow Agreement in the manner the Stockholder Representative believes to be in the best interest of the Equityholders. All decisions and actions by the Stockholder Representative made in accordance with the authority granted to it hereunder shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. For the avoidance of doubt, Buyer and Merger Sub shall be entitled to rely upon all actions taken or omitted to be taken by, and all decisions, consents and instruction of, the Stockholder Representative in connection with this Agreement as being actions, decisions, consents and instructions of the Equityholders, and each of Buyer and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such actions, decisions, consents and instructions.

(c)Expense Reserve Holdback Amount.

(i)The Stockholder Representative will hold the Expense Reserve Holdback Amount in a segregated FDIC-insured (to the applicable limits) account separate from the Stockholder Representative’s corporate funds and Stockholder Representative will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Equityholders will not receive any interest or earnings on the Expense Reserve Holdback Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Reserve Holdback Amount other than as a result of its fraud, gross negligence or willful misconduct.

(ii)The Expense Reserve Holdback Amount shall be retained by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver the aggregate amount of funds remaining in the Expense Reserve Holdback Account to the Paying Agent, for the benefit of and distribution to, the Equityholders and the Paying Agent shall pay to:

(A)each Stockholder, with respect to each Common Share outstanding immediately prior to the Effective Time held by such Stockholder upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) in accordance with this Agreement, an amount equal to the Expense Reserve Holdback Release Amount Per Share; and

(B)the Company for payment to each holder of any In-the-Money Stock Options, RSUs or PSUs, with respect to each Common Share underlying such Stock Option, RSU or PSU, an amount equal to the Expense Reserve Holdback Release Amount Per Share.

(iii)For Tax purposes, the Expense Reserve Holdback Amount will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

(d)Replacement. The Stockholder Representative may resign in writing at any time. In the event that the Stockholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Equityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the capital stock of the Company issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Written notice of any such resignation or removal of the Stockholder Representative, and the appointment of a new Stockholder Representative, shall be delivered by the Equityholders to Buyer promptly after such action is taken.

(e)Exculpation.

(i)The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any other Transaction Document while acting in good faith, except in the event of liability that primarily results from the Stockholder Representative’s fraud, gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. Buyer agrees that it will not look to the personal assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Acquired Companies (pre-Closing) or the Equityholders.

(ii)The Equityholders will, severally (based on its Pro Rata Share; provided, that the aggregate percentage of the indemnification provided to the Stockholder Representative shall in all cases sum to 100%) but not jointly with the other Equityholders, indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the bad faith, fraud, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, fraud, gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the Expense Reserve Holdback Amount, (ii) the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Equityholders and (iii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(iii)This Section 9.15(e) will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

9.16Exculpation of Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates hereby:

(a)agrees that any action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing and/or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action or proceeding to be the exclusive jurisdiction of such court;

(b)agrees that any such action or proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of Law principles that would result in the application of the Laws of another state);

(c)without limiting the rights of Buyer and/or Merger Sub under the Commitment Letter and/or any right or remedy available to any person under the definitive documentation governing the Financing, agrees not to bring or support or permit any of its Affiliates to bring or support any action or proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any other agreement entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal (to the extent permitted by Law) or state court in the Borough of Manhattan, New York, New York;

(d)agrees that service of process upon the Company, the Company Subsidiaries or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 9.3;

(e)irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court;

(f)KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT AGAINST ANY FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, THE COMMITMENT LETTER OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCES OF ANY SERVICES THEREUNDER;

(g)without limiting the rights of Buyer and/or Merger Sub under the Commitment Letter and/or any right or remedy available to any person under the definitive documentation governing the Financing, agrees that none of the Financing Sources will have any liability to the Stockholder Representative, the Equityholders, the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates (in each case, other than Buyer and its subsidiaries) and hereby waives any and all claims and causes of action against the Financing Sources relating to or arising out of this Agreement, the Financing, the Commitment Letter or any other agreement entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise; and

(h)agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.16 and that such provisions and the definition of “Financing Source” and “Financing” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended or waived in any way adverse to any Financing Source without the prior written consent of such Financing Source.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

BUYER:

PRIMORIS SERVICES CORPORATION

By:
Name:
Title:

MERGER SUB:

AMP MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

THE COMPANY:

PLH GROUP, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]